UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

ORBCOMM Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIALS — SUBJECT TO COMPLETION

April [ • ], 2009

Dear Shareholder:

You are cordially invited to attend our 2009 Annual Meeting of Shareholders.

We will hold the Annual Meeting at [ • ], on [ • ], May [ • ], 2009, at 10:00 a.m. local time. At the meeting we will discuss and act on the matters described in the Proxy Statement. At this year’s meeting, you will have an opportunity to vote on the election of two directors and ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, as well as to transact such other business as may properly come before the meeting, including consideration of any shareholder proposals. Shareholders will then have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareholders generally.

Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the meeting, please vote via the Internet, by telephone or by returning your proxy card as soon as possible.

You may receive solicitation materials from a dissident shareholder, John Levinson, seeking your proxy to vote for Steven G. Chrust and Michael Miron to become members of the Board of Directors. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY MR. LEVINSON OR A GROUP CALLING ITSELF THE “COMMITTEE TO REALIZE VALUE FOR ORBCOMM.” THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND AGAINST THE SHAREHOLDER PROPOSAL REQUESTING US TO DECLASSIFY THE BOARD OF DIRECTORS.

Admission tickets are printed on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring a copy of a brokerage statement showing your ownership as of the April 2, 2009 record date.

We are providing you the Proxy Statement for our 2009 Annual Meeting of Shareholders and our 2008 Annual Report on Form 10-K. You may also access these materials via the Internet at [www.orbcomm.com]. I hope you find them interesting and useful in understanding your company.

Sincerely yours,

Jerome B. Eisenberg
Chairman of the Board

PRELIMINARY PROXY MATERIALS — SUBJECT TO COMPLETION

ORBCOMM Inc.
2115 Linwood Avenue, Suite 100
Fort Lee, New Jersey 07024

Notice of 2009 Annual Meeting of Shareholders

To the Shareholders of ORBCOMM Inc.:

The 2009 Annual Meeting of Shareholders of ORBCOMM Inc. will be held at [ • ], on [ • ], May [ • ], 2009, at 10:00 a.m., local time, for the following purposes:

(a) to elect two members to our board of directors with terms expiring at the Annual Meeting in 2012;

(b) to ratify the appointment by the Audit Committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009;

(c) to vote on a shareholder proposal requesting us to declassify the board of directors; and

(d) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 2, 2009 will be entitled to notice of, and to vote at, the 2009 Annual Meeting and any postponements, adjournments or delays thereof. A list of such shareholders will be available for inspection by any shareholder at the 2009 Annual Meeting and at the offices of the Company at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024, for at least ten (10) days prior to the 2009 Annual Meeting.

Shareholders are requested to submit a proxy for voting at the 2009 Annual Meeting over the Internet, by telephone or by completing, signing, dating and returning a WHITE proxy card in the enclosed postage-paid envelope as promptly as possible. Submitting your vote via the Internet, by telephone or by returning a proxy card will not affect your right to vote in person should you decide to attend the 2009 Annual Meeting.

By order of the Board of Directors,

Christian G. Le Brun
Secretary

April [ • ], 2009

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY JOHN LEVINSON

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed WHITE proxy card. Please use the accompanying envelope, which requires no postage if mailed in the United States. If you own shares in “street name” through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the proxy card. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a “legal” proxy issued in your name from that record holder.

THE BOARD URGES YOU NOT TO SIGN ANY PROXY CARDS SENT TO YOU BY MR. LEVINSON OR A GROUP CALLING ITSELF THE “COMMITTEE TO REALIZE VALUE FOR ORBCOMM.” IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY MR. LEVINSON, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

If you have any questions or need assistance in voting your shares of ORBCOMM’s common stock, please call Morrow & Co., LLC, the firm assisting us in the solicitation, at (800) 607-0088.

ORBCOMM Inc.

Proxy Statement for the 2009 Annual Meeting

i

PRELIMINARY PROXY MATERIALS — SUBJECT TO COMPLETION

ORBCOMM Inc.

Proxy Statement

2009 ANNUAL MEETING

The enclosed proxy is solicited by the board of directors of ORBCOMM Inc. for use in voting at the 2009 Annual Meeting of Shareholders of ORBCOMM Inc. to be held on May [  ], 2009, and any postponements, adjournments or delays thereof (the “Annual Meeting” or the “2009 Annual Meeting”), for the purposes set forth in the accompanying Notice of 2009 Annual Meeting of Shareholders. This proxy statement and the proxy are first being sent to shareholders and being made available on the Internet ([www.orbcomm.com]) on or about April [  ], 2009. We will refer to our company in this proxy statement as “we”, “us”, the “Company” or “ORBCOMM”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What am I Voting On at the Annual Meeting?

You will be voting on the following:

•	the election of two members of our board of directors;

•	the ratification of the appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for our fiscal year ending December 31, 2009; and

•	a shareholder proposal requesting us to declassify the board of directors.

Who is Entitled to Vote at the Annual Meeting?

Only holders of record of the Company’s common stock at the close of business on April 2, 2009, the record date for the meeting, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of our common stock held on the record date. There is no cumulative voting. On April 2, 2009, the record date for the Annual Meeting, there were 42,396,031 shares of our common stock outstanding and entitled to vote.

Who may Attend the Annual Meeting?

All shareholders as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares through a broker, bank or other nominee in “street name”, you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting. If you want directions to the Annual Meeting, they can be obtained by contacting Fran Lippe at (703) 433-6310.

How Do I Vote My Shares?

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares right away. Voting now will not affect your right to attend or your ability to vote at the Annual Meeting.

If you are a registered shareholder (that is, your shares are registered directly in your name through our stock transfer agent, BNY Mellon Investor Services, or you have stock certificates), you may vote:

•	By mail. Complete and mail the enclosed WHITE proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	By Internet or telephone. Registered shareholders may vote on the Internet at www.proxyvoting.com/ORBC by following the instructions on your screen, or by telephone by dialing (888) 698-8082. Please have your WHITE proxy card ready when voting by Internet or telephone.

•	In person at the meeting. If you attend the meeting you may deliver your completed WHITE proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a brokerage firm, bank, broker-dealer or other similar organization or nominee), you must provide the brokerage firm, bank, broker-dealer or other similar organization or nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or telephone. Street holders may vote on the internet at www.proxyvote.com and following the instructions on your screen, or by telephone by dialing (800) 454-8683. Please have your WHITE proxy card ready when voting by Internet or telephone.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a “legal” proxy from the broker or other nominee and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a legal proxy from your broker. You will also need to sign a ballot in order to have your vote counted.

If you hold your shares of common stock in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please sign, date and return the proxy card for each account. You should vote all of your shares of common stock.

How Will My Proxy Be Voted?

If you use the telephone or Internet voting procedures or duly complete, sign and return a proxy card to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our board of directors: “FOR” the election of the nominees for directors set forth herein, “FOR” ratification of the appointment of the independent registered public accounting firm and “AGAINST” the shareholder proposal requesting us to declassify the board of directors. In addition, if other matters come before the Annual Meeting, the persons named as proxies in the proxy card will vote in accordance with their best judgment with respect to such matters.

Even if you plan on attending the Annual Meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the Annual Meeting. If you do attend the Annual Meeting, you can change your vote at that time, if you then desire to do so.

If My Shares Are Held in “Street Name,” How Will My Broker Vote?

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of the proposals, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to the election of directors (Proposal 1) or the shareholder proposal requesting us to declassify the board (Proposal 3). We urge you to instruct your broker or other nominee how to vote your shares by following those instructions.

May I Revoke My Proxy?

For shareholders of record, whether you vote via the Internet, by telephone or by mail, you may revoke your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Company so long as it is received prior to the Annual Meeting;

•	casting a later vote using the telephone or Internet voting procedures;

•	submitting a properly signed proxy card with a later date so long as it is received prior to the Annual Meeting; or

•	voting in person at the Annual Meeting.

The board of directors strongly urges you to revoke any other proxy card or voting instruction that you have provided to Mr. Levinson. Even if you have previously completed a proxy card sent by Mr. Levinson, you have every right to change your vote. You may revoke that proxy and vote as recommended by your board of directors by either (i) signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or (ii) voting by telephone or Internet pursuant to the instructions on the WHITE proxy card.

Will My Vote be Confidential?

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareholders, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The independent inspector of election and any employees involved in processing proxy instructions and cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

How Many Votes are Needed to Elect Directors, Ratify the Appointment of Our Independent Registered Public Accounting Firm and Approve the Shareholder Proposal Requesting Us to Declassify the Board of Directors?

Election of Directors.  Directors are elected by a plurality of votes cast. This means that the two nominees for election as directors who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the meeting, a quorum being present, will become directors.

Selection of our Independent Registered Public Accounting Firm and Shareholder Proposal.  An affirmative vote of the holders of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote on the matter, a quorum being present, is necessary to ratify the appointment of D&T as our independent registered public accounting firm and to approve the shareholder proposal requesting us to declassify the board of directors.

What Constitutes a Quorum for the Meeting?

The presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date is required for a quorum. As of April 2, 2009, there were 42,396,031 outstanding shares of our common stock.

How are Votes Counted?

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, all votes entitled to be cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareholders vote “for”, “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for ratifying the appointment of D&T as our independent registered public accounting firm and approving the shareholder proposal requesting us to declassify the board of directors. The shares of a shareholder who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a matter will be counted for purposes of determining whether a quorum is present at the meeting. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting has no effect in the election of directors, but has the same legal effect as a vote “against” ratifying the appointment of D&T as our independent registered public accounting firm and “against” approving the shareholder proposal requesting us to declassify the board of directors. A broker non-vote on a matter is not deemed to be present or represented by proxy for purposes of determining whether shareholder approval of the matter is obtained and has no effect in the election of directors, on ratifying the appointment of D&T as our independent registered public accounting firm or on approving the shareholder proposal requesting us to declassify the board of directors.

Important Notice for Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May [  ], 2009

The proxy statement and annual report to stockholders are available at [insert website address].

If You Have Any Questions

If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:
Morrow & Co., LLC

Shareholders Call Toll Free: (800) 607-0088	Banks and Brokers Call Collect: (203) 658-9400

BACKGROUND OF THE SOLICITATION

In the fall of 2008, the Company received communications from Redwood Capital, an investment banking firm, representing certain shareholders of the Company. Redwood Capital and these shareholders, Messrs. Chrust and Miron, requested a meeting with the independent members of the board of directors.

On December 8, 2008, a meeting between two of the Company’s independent directors, one of which is a member of our Nominating and Corporate Governance Committee, Redwood Capital and Messrs. Chrust and Miron took place. At the meeting, Redwood Capital and Messrs. Chrust and Miron suggested changes in management and in the strategic focus of the Company, and that the Company pursue a going private transaction.

In late January 2009, the Company notified Redwood Capital that, after careful review, the board of directors had determined that it would not pursue the actions proposed by Redwood Capital and Messrs. Chrust and Miron at the December 8th meeting other than several strategic initiatives that the board of directors and the Company were already pursuing. In particular, the Company advised Redwood Capital that the Board was actively engaged with management and was open to considering new ideas to increase growth, but that the conditions were not favorable for a going private transaction in the current environment and not in the best interest of our shareholders.

On January 30, 2009, the Company received communications from John and Ellen Levinson (the “Levinsons”) regarding their intent to nominate Messrs. Chrust and Miron (the “Levinson Nominees”) to the board of directors and submit a shareholder proposal requesting us to declassify the Board (“Declassification Proposal”). The Declassification Proposal is a non-binding advisory proposal that asks the Board to take all steps necessary to eliminate the classification of the board of directors and to elect all directors annually. You may receive solicitation materials from Mr. Levinson seeking your proxy to vote for the Levinson Nominees and the Declassification Proposal. The board of directors urges you not to sign or return any proxy card sent to you by Mr. Levinson.

The Board of Directors has determined to recommend that shareholders vote against the Levinson Nominees (and in favor of the Board’s nominees) because, among other reasons, the Board believes that the strategy put forth by the Levinson Nominees is ill-informed and would not result in an increase in shareholder value. The Board believes that Mr. Miron, whom the Levinson Nominees would seek to install as the

Company’s chief executive officer, lacks meaningful knowledge of the Company and its industry, in addition to lacking meaningful executive experience. The Board also does not believe that a change in the Company’s business strategy or a $25 million capital raise (both of which are advocated by the Levinson Nominees) are in the best interests of shareholders.

The Levinsons have provided notice that they intend to nominate the Levinson Nominees for election as directors of the Company at the Annual Meeting. As a result, you also may receive proxy solicitation materials from Mr. Levinson seeking your proxy to vote for the Levinson Nominees. To ensure shareholders have the Company’s latest proxy information and materials to vote, the board of directors may conduct additional mailings prior to the date of the Annual Meeting, each of which will include a WHITE proxy card, regardless of whether you have previously voted. Only your latest dated proxy card will be counted.

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY OTHER PROXY CARD THAT MAY BE SENT TO YOU BY MR. LEVINSON OR A GROUP CALLING ITSELF THE “COMMITTEE TO REALIZE VALUE FOR ORBCOMM.”

ELECTION OF DIRECTORS (PROPOSAL 1)

Our Restated Certificate of Incorporation provides that the board of directors will consist of three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. One class of directors is elected each year with terms extending to the third annual meeting after such election.

The terms of the two directors in Class III expire at the 2009 Annual Meeting. The board has designated Jerome B. Eisenberg and Marco Fuchs, upon the recommendation of the Nominating and Corporate Governance Committee, as nominees for election as directors at the 2009 Annual Meeting with terms expiring at the 2012 annual meeting.

Proxies properly submitted will be voted at the meeting, unless authority to do so is withheld, for the election of the two nominees specified in “Class III — Nominees for Election as Directors with Terms Expiring in 2012” below. If for any reason any of those nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee as selected by the board of directors, and the Company will provide shareholders with the required biographical information of such substitute nominee in advance of the meeting.

A plurality of the votes cast in person or by proxy at the Annual Meeting and entitled to vote is required to elect directors. Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” have the authority to vote on some matters when they do not receive instructions from beneficial owners. Because of the election contest, brokers that do not receive instructions are prohibited from voting on the election of directors. Accordingly, a broker non-vote will not be counted as a vote to elect directors.

This year’s vote at the Annual Meeting is extremely important for the future of ORBCOMM.

In addition to voting on the nominees being recommended by your current board of directors, you may be solicited for support of a dissident slate of director candidates chosen by John Levinson. ORBCOMM strongly urges you not to support his efforts and, instead, to vote for the board of directors’ slate of directors on the Company’s WHITE proxy card.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

For each director nominee and each continuing director, we have stated the nominee’s or continuing director’s name, age and principal occupation; his position, if any, with the Company; his period of service as a director of the Company; his business experience for at least the past five years; and other directorships held. Each nominee for director has consented to being named in this proxy statement and to serve as a director if elected.

Class III — Nominees For Election As Directors With Terms Expiring at the 2012 Annual Meeting

Jerome B. Eisenberg	Director Since February 2004	Age 69

Mr. Eisenberg has been our non-executive Chairman of the Board since March 2008. He served as our Chairman and Chief Executive Officer from January 2006 to March 2008 and our Chief Executive Officer and President from December 2004 to January 2006. Mr. Eisenberg has been a member of the board of directors of ORBCOMM LLC and ORBCOMM Holdings LLC since 2001. Between 2001 and December 2004, Mr. Eisenberg held a number of positions with ORBCOMM Inc. and with ORBCOMM LLC, including Co-Chief Executive Officer of ORBCOMM Inc. Mr. Eisenberg has worked in the satellite industry since 1993 when he helped found Satcom International Group plc. From 1987 to 1992, he was President and CEO of British American Properties, an investment company funded by European and American investors that acquired and managed various real estate and industrial facilities in various parts of the U.S. Prior thereto, Mr. Eisenberg was a partner in the law firm of Eisenberg, Honig & Folger; CEO and President of Helenwood Manufacturing Corporation (presently known as Tennier Industries), a manufacturer of equipment for the U.S. Department of Defense; and Assistant Corporate Counsel for the City of New York. Mr. Eisenberg is the father of Marc Eisenberg, a member of the board of directors and our Chief Executive Officer.

Marco Fuchs	Director Since February 2004	Age 46

Mr. Fuchs has been a member of the board of directors of ORBCOMM LLC since 2001 and of ORBCOMM Holdings LLC from 2001 to February 2004. Mr. Fuchs is currently the Chief Executive Officer and Chairman of the Managing Board of OHB Technology A.G. (technology and space), positions he has held since 2000. From 1995 to 2000, Mr. Fuchs worked at OHB Orbital Hochtechnologie Bremen-System A.G., first as a Prokurist (authorized signatory) and then as Managing Director. Prior to that, he worked as a lawyer from 1992 to 1994 for Jones, Day, Reavis & Pogue in New York, and from 1994 to 1995 in Frankfurt am Main.

Class I — Continuing Directors With Terms Expiring at the 2010 Annual Meeting

Didier Delepine	Director Since May 2007	Age 61

Mr. Delepine is currently Chairman of the Board of Viatel Ltd., a director of Mercator Partners and a member of the board of advisors of Ciena, Inc. Mr. Delepine served as President and Chief Executive Officer of Equant (now Orange Business Services) (global data networking and managed communications) from 1998 to 2003. From 1995 to 1998, Mr. Delepine served as President and Chief Executive Officer of Equant’s network services division and as Chairman and President of Equant’s Integration Services division, Americas. From 1983 to 1995, Mr. Delepine held a range of senior management positions at SITA, the global telecommunications and technology organization supporting the world’s airlines. Mr. Delepine was a director of Intelsat, Ltd., a global provider of communications services, from 2003 to 2005 and Eircom Group plc, an Irish communications company, from 2003 to 2006.

Hans E. W. Hoffmann	Director Since November 2006	Age 75

Mr. Hoffmann currently serves as President of the Bremen United States Center (international relations) and Vice President of Bund der Steuerzahler Niedersachsen und Bremen e.v. (tax policy), positions he has held since 2001. Mr. Hoffmann was the President and Chief Executive Officer of ORBCOMM LLC from 2001 to 2003. Prior to joining ORBCOMM LLC, Mr. Hoffmann served as the President of STN Atlas Elektronik GmbH, a 5,200 person Germany-based corporation that manufactures products for the aerospace, navy equipment and military markets, from 1994 to 1997.

Gary H. Ritondaro	Director Since November 2006	Age 62

Mr. Ritondaro is the Senior Vice President and Chief Financial Officer of LodgeNet Interactive Corporation (largest provider of media and connectivity solutions to the hospitality industry), a position he has held since 2001, and has also served as Senior Vice President, Finance, Information Systems and Administration of LodgeNet since July 2002. Prior to joining LodgeNet, Mr. Ritondaro served as Senior Vice President and

Chief Financial Officer for Mail-Well, Inc., an NYSE-listed manufacturer of envelopes, commercial printing and labels, from 1999 to 2001. From 1996 to 1999, Mr. Ritondaro was Vice President and Chief Financial Officer for Ferro Corporation, an NYSE-listed international manufacturer of specialty plastics, chemicals, colors, industrial coatings and ceramics.

Class II — Continuing Directors With Terms Expiring at the 2011 Annual Meeting

Marc J. Eisenberg	Director Since March 2008	Age 42

Mr. Eisenberg is our Chief Executive Officer, a position he has held since March 2008. He served as our Chief Operating Officer from February 2007 to March 2008. From June 2006 to February 2007, he was our Chief Marketing Officer and from March 2002 to June 2006, he was our Executive Vice President, Sales and Marketing. He was a member of the board of directors of ORBCOMM Holdings LLC from May 2002 until February 2004. Prior to joining ORBCOMM, from 1999 to 2001, Mr. Eisenberg was a Senior Vice President of Cablevision Electronics Investments, where among his duties he was responsible for selling Cablevision services such as video and internet subscriptions through its retail channel. From 1984 to 1999, he held various positions, most recently as the Senior Vice President of Sales and Operations with the consumer electronics company The Wiz, where he oversaw sales and operations and was responsible for over 2,000 employees and $1 billion a year in sales. Mr. Eisenberg is the son of Jerome B. Eisenberg.

Timothy Kelleher	Director Since March 2008	Age 46

Mr. Kelleher has been a member of our board of directors since March 2008 and previously served as a member of our board of directors from December 2005 to June 2007. He is a Managing Member of PCG Capital Partners Advisors II LLC (investment management), focusing on providing growth capital to established companies, and was previously a Managing Director of Pacific Corporate Group, which he joined in 2002. Prior to joining Pacific Corporate Group, Mr. Kelleher was a Partner and Senior Vice President at Desai Capital Management Incorporated from 1992 to 2002 and held positions at Entrecanales, Inc., L.F. Rothschild & Co. Incorporated and Arthur Young & Co.

John Major	Director Since April 2007	Age 63

Mr. Major is President of MTSG (strategic consulting and investment), which he founded in January 2003. From April 2004 to October 2006, Mr. Major also served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting firm. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation. From 1997 until 1998, he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr. Major is Chairman of the Board of Broadcom Corporation as well as a director of Lennox International, Inc. and Littelfuse Inc.

The board of directors recommends that you vote “FOR” the election as directors of the two Class III director nominees described above, which is presented as Proposal 1.

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the board of directors. Our board of directors has the authority to appoint committees to perform certain management and administration functions. We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, composed of three members each.

The functions of each of our board committees are described below. The duties and responsibilities of each committee are set forth in committee charters that are available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”. The committee charters are also available in print to any shareholder upon request. The board of directors held six meetings during fiscal year 2008. All directors attended at least 75% of all meetings of the board and those committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. All of the directors attended the 2008 Annual Meeting.

The board has reviewed the independence of its members considering the independence criteria of The NASDAQ Stock Market, LLC, or NASDAQ, and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and the Company. Based on this review, the board has determined that none of the current directors, other than Jerome B. Eisenberg (a former executive officer and current employee of the Company), Marc J. Eisenberg (an executive officer of the Company) and Marco Fuchs (a senior executive of OHB Technology A.G., the supplier of the Company’s quick-launch satellite buses and integration and launch services), has a material relationship with the Company and each of Didier Delepine, Hans Hoffman, Timothy Kelleher, John Major and Gary Ritondaro meets the independence requirements of NASDAQ. With respect to Hans Hoffmann, a former executive of ORBCOMM LLC, a predecessor company of ours, the board considered certain consulting payments made by ORBCOMM LLC to Mr. Hoffmann in connection with its determination that he met the independence requirements of NASDAQ.

The independent directors meet in executive session without the presence of any executive officer or member of management at least twice a year in conjunction with regular meetings of the board. A director designated by the independent directors will chair the session. The independent directors generally designate the chairman of one of the board committees as chair, depending upon whether the principal items to be considered at the session are within the scope of the applicable committee.

Audit Committee.  The Audit Committee, among other things:

•	reviews and oversees the integrity of our financial statements and internal controls;

•	reviews the qualifications of and, selects and recommends to the board of directors the selection of, our independent public accountants, subject to ratification by our shareholders, and reviews and approves their fees;

•	reviews and oversees the adequacy of our accounting and financial reporting processes, including our system of internal controls and disclosure controls, and recommendations of the independent accountants with respect to our systems; and

•	reviews and oversees our compliance with legal and regulatory requirements.

Gary Ritondaro, Didier Delepine and Hans Hoffmann currently serve as members of our Audit Committee. Each member of our Audit Committee meets the independence and financial literacy requirements of NASDAQ, the SEC and applicable law. All members of our Audit Committee are able to read and understand fundamental financial statements. The board of directors has determined that Gary Ritondaro is an “audit committee financial expert” as defined by the SEC rules. Mr. Ritondaro serves as chair of our Audit Committee. The Audit Committee met five times during the 2008 fiscal year.

Compensation Committee.  The Compensation Committee, among other things:

•	reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and objectives and determines and approves the level of the Chief Executive Officer’s compensation based on this evaluation;

•	determines the base and incentive compensation of other senior executives, and determines the terms of the employment of senior executives, including the Chief Executive Officer;

•	reviews, administers, monitors and recommends to the board of directors all executive compensation plans and programs, including incentive compensation and equity-based plans; and

•	evaluates and makes recommendations regarding the compensation of non-employee directors and administration of non-employee director compensation plans or programs.

Hans Hoffmann, Timothy Kelleher and John Major currently serve as members of our Compensation Committee. Timothy Kelleher served as Chairman of the Compensation Committee until June 2007 and was reappointed to the Compensation Committee upon his rejoining the board of directors in March 2008. Each member of our Compensation Committee meets the independence requirement of NASDAQ and applicable law. Hans Hoffmann serves as chair of our Compensation Committee. The Compensation Committee met four times during the 2008 fiscal year.

For description of the role of our executive officers on determining or recommending the amount or form of executive or director compensation, see “Compensation Discussion and Analysis — Role of Executives and Others in Establishing Compensation”.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, among other things:

•	reviews and recommends to the board of directors the size and composition of the board, the qualification and independence of the directors and the recruitment and selection of individuals to serve as directors;

•	reviews and recommends to the board of directors the organization and operation of the board of directors, including the nature, size and composition of committees of the board, the designation of committee chairs, the designation of a Chairman of the Board or similar position, and the distribution of information to the board and its committees;

•	coordinates an annual self-assessment by the board of its operations and performance and the operations and performance of the committees and prepares an assessment of the board’s performance for discussion with the board;

•	in coordination with the Compensation Committee, evaluates the performance of the Chief Executive Officer in light of corporate goals and objectives; and

•	oversees our corporate governance policies, practices and programs.

John Major, Didier Delepine and Gary Ritondaro currently serve as members of our Nominating and Corporate Governance Committee. Each member of our Nominating and Corporate Governance Committee meets the independence requirement of NASDAQ and applicable law. John Major serves as chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met twice during the 2008 fiscal year.

The Nominating and Corporate Governance Committee, the Chairman of the Board and the Chief Executive Officer or other members of the board of directors may identify a need to add new members to the board or to fill a vacancy on the board. In that case, the committee will initiate a search for qualified director candidates, seeking input from other directors, and senior executives and, to the extent it deems appropriate, third party search firms to identify potential candidates. The committee will evaluate qualified candidates and then make its recommendation to the board, for its consideration and approval. In making its recommendations to the board, the committee will consider the selection criteria for director candidates set forth in our Board

Membership Criteria (a copy of which is available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”), including the following:

•	each director should have high level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.

•	each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

•	each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

The committee from time to time reviews with the board, our Board Membership Criteria in the context of current board composition and the Company’s circumstances.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our shareholders for election to the board of directors. Shareholders wishing to recommend director candidates can do so by writing to the Secretary of ORBCOMM Inc. at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. Shareholders recommending candidates for consideration by the committee must provide each candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The recommending shareholder must also provide evidence of being a shareholder of record of our common stock at the time. The committee will evaluate properly submitted shareholder recommendations under substantially the same criteria and substantially the same manner as other potential candidates.

In addition, our By-Laws establish a procedure with regard to shareholder proposals for the 2010 Annual Meeting, including nominations of persons for election to the board of directors, as described below under “Shareholder Proposals for Annual Meeting in 2010”.

Compensation Committee Interlocks and Insider Participation.  None of our executive officers currently serves or served during 2008 as a director or member of the compensation committee of another entity with an executive officer who serves on our board of directors or our Compensation Committee. For description of the members of our Compensation Committee, see “Board of Directors and Committees — Compensation Committee”.

Standards of Business Conduct.  The board of directors has adopted a Standards of Business Conduct that is applicable to all of our directors, officers and employees. Any material changes made to the Standards of Business Conduct or any waivers granted to any of our directors and executive officers will be publicly disclosed in accordance with applicable NASDAQ and SEC rules. A copy of our Standards of Business Conduct is available on the Corporate Governance page of our website at www.orbcomm.com or upon request, without charge, by contacting our Investor Relations Department by calling 703-433-6505.

Communications to the Board.  Shareholders and other interested parties may send communications to the board of directors, an individual director, the non-management directors as a group, or a specified committee at the following address:

ORBCOMM Inc.
c/o Corporate Secretary
2115 Linwood Avenue, Suite 100
Fort Lee, NJ 07024
Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

DIRECTOR COMPENSATION

The following independent directors:  Didier Delepine, Hans Hoffmann, John Major and Gary Ritondaro, each receive an annual retainer of $35,000. In addition to the annual retainer, each of these directors receives $3,000 annually for each committee on which they serve or $10,000 annually for service as the chair of a committee. Each of these directors receives an attendance fee of $1,000 for each committee meeting. None of Messrs. Fuchs, Kelleher, M. Eisenberg and J. Eisenberg received any retainer or committee fees for their service on the board of directors and committees (with respect to Mr. Kelleher) in 2008. All directors are reimbursed for reasonable expenses incurred to attend meetings of the board of directors. On February 29, 2008, we granted an award of 5,263 time-based restricted stock units, or RSUs, with a value of $30,000 (based on the closing price of our common stock of $5.70 per share on February 29, 2008) to each of Messrs. Delepine, Hoffmann, Major and Ritondaro. On January 1, 2009, these time-based awards vested. On February 2, 2009, we granted an award of 19,355 time-based RSUs with a value of $30,000 (based on the closing price of our common stock of $1.55 per share on February 2, 2009) to each of Messrs. Delepine, Hoffmann, Major and Ritondaro. These RSUs will vest on January 1, 2010.

Under the terms of our directors’ deferred compensation arrangements, a non-employee director may elect to defer all or part of the cash payment of director retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the U.S. Treasury Department. Each member of the Audit Committee also has the alternative each year to determine whether to defer all or any portion of his or her cash retainer fees for Audit Committee service by electing to receive shares or restricted shares of our common stock valued at the closing price of our common stock on NASDAQ on the date each retainer payment would otherwise be made in cash.

Non-Employee Director Compensation for Fiscal Year 2008

	Fees Earned or Paid		All Other
Name	in Cash	Stock Awards(1)	Compensation	Total
	($)	($)	($)	($)

Didier Delepine	47,992	29,902	—	77,894
Hans Hoffmann	58,946	29,902	—	88,848
John Major	54,946	29,902	—	84,848
Gary Ritondaro	54,946	29,902	—	84,848
Marco Fuchs	—	—	—	—
Timothy Kelleher	—	—	—	—

(1)	The amount set forth in the “Stock Awards” column represents the compensation costs for financial statement purposes recognized in 2008 relating to time-based RSU awards that were granted in 2008 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment. For a discussion of the assumptions used to calculate the value of the amounts in the “Stock Awards” column see Note 5 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in overseeing the accounting and financial reporting processes of the Company, the audits of the financial statements, compliance with legal and regulatory requirements and the qualifications, independence and performance of its independent registered public accounting firm.

Our roles and responsibilities are set forth in a written charter adopted by the board, which is available on the Company’s website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”. We review and reassess the charter annually, and more frequently as necessary, to address any changes in NASDAQ corporate governance and SEC rules regarding audit committees, and recommend any changes to the board of directors for approval.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm, Deloitte & Touche LLP (D&T), is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. D&T is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

We are responsible for overseeing the Company’s accounting and financial reporting processes. In fulfilling our responsibilities for the accounting and financial processes for fiscal year 2008, we:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and D&T;

•	reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2008 and D&T’s audit report on the effectiveness of internal control over financial reporting;

•	discussed with D&T the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and correspondence from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence. We also discussed with D&T its independence.

For information on fees paid to D&T for each of the last two fiscal years, see “Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm (Proposal 2)”.

We reviewed and approved all audit and audit-related fees and services. The Company is not using D&T for non-audit related services. In fulfilling our responsibilities, we met with D&T, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting and internal control environment. We considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that we determined appropriate.

Based on our review of the audited financial statements and discussions with, and the reports of, management and D&T, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

The Audit Committee has appointed D&T as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009, subject to the ratification of shareholders.

Audit Committee

Gary Ritondaro, Chairman
Didier Delepine
Hans E. W. Hoffmann

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership, reported to us as of [April 2], 2009, of our common stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) of each director, each nominee for director, each named executive officer, of such persons and other executive officers as a group and of beneficial owners of 5% or more of our common stock. The business address of the named executive officers and directors is c/o ORBCOMM Inc., 2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024. As of April 2, 2009, there were 42,396,031 outstanding shares of our common stock.

	Shares of
	Common Stock	Percentage of Total
Name of Beneficial Owner	Owned(1)	Common Stock Held

Greater than 5% Stockholders
PCG Satellite Investments LLC(2)	4,116,383	9.7%
Winslow Management Company, LLC(3)	2,405,219	5.7%
Stephens Investment Management, LLC(4)	2,626,985	6.2%
OHB Technology A.G.(5)	2,229,103	5.3%
Royce & Associates, LLC(6)	2,172,101	5.1%
Named Executive Officers and Directors
Jerome B. Eisenberg(11)	1,392,267	3.3%
Marc Eisenberg(7)	642,158	1.5%
Robert G. Costantini(8)	222,797	*
John J. Stolte, Jr.(9)	114,822	*
Christian G. Le Brun(10)	105,092	*
Didier Delepine	7,113	*
Marco Fuchs(5)	2,229,103	5.3%
Hans E. W. Hoffmann	63,667	*
Timothy Kelleher(12)	4,116,383	9.7%
John Major	7,113	*
Gary H. Ritondaro	7,113	*
All executive officers and directors as a group (11 persons)	8,907,628	20.4%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the amounts shown as being beneficially owned by each stockholder or group listed above represent shares over which that stockholder or group holds sole investment power.

(2)	The managing member of PCG Satellite Investments LLC is CalPERS/PCG Corporate Partners, LLC, whose manager is PCG Corporate Partners Investments LLC. PCG Corporate Partners Investments LLC is owned and managed by Christopher J. Bower, Timothy Kelleher, Douglas Meltzer and Pacific Corporate Group Holdings, Inc., which is in turn wholly owned and managed by Christopher J. Bower. According to Amendment No. 1 to the Schedule 13G filed with the SEC on January 13, 2009, each of CalPERS/PCG Corporate Partners, LLC, PCG Corporate Partners Investments LLC, Pacific Corporate Group Holdings LLC, Christopher J. Bower and Pacific Corporate Group Holdings, Inc. disclaims beneficial ownership of any securities, except to the extent of their pecuniary interest therein. Timothy Kelleher, a director of the Company, is a Managing Director of Pacific Corporate Group LLC, which is an affiliate of PCG Satellite Investments LLC. PCG Satellite Investments LLC’s address is 1200 Prospect Street, Suite 200, La Jolla, California 92037.

(3)	Winslow Management Company, LLC’s address is 99 High Street, 12th Floor, Boston, Massachusetts 02110. Share ownership is based on a Schedule 13G filed by Winslow Management Company on February 17, 2009.

(4)	Stephens Investment Management, LLC is the general partner and investment manager for certain investment limited partnerships owning 2,234,886 shares of common stock. Paul H. Stephens, W. Bradford Stephens and P. Bartlett Stephens are the managing members and owners of Stephens Investment Management, LLC. According to the Schedule 13G filed with the SEC on February 4, 2008, each of Stephens Investment Management, LLC, Paul H. Stephens, W. Bradford Stephens and P. Bartlett Stephens disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein. Stephens Investment Management, LLC’s address is One Ferry Building, Suite 255, San Francisco, California 94111. Share ownership is based on a Form 13F filed by Stephens Investment Management, LLC on February 12, 2009.

(5)	Includes 2,168,779 shares of common stock held by OHB Technology A.G., and 60,324 shares of common stock held by ORBCOMM Deutschland A.G. Marco Fuchs, one of our directors, is Chief Executive Officer of OHB Technology A.G. which owns ORBCOMM Deutschland A.G. Manfred Fuchs, Marco Fuchs and Christa Fuchs hold voting and investment power with regard to the shares held by OHB Technology A.G. and ORBCOMM Deutschland A.G. OHB Technology A.G.’s address is Universitaetsalle 27-29, Bremen, D-28539, Germany.

(6)	Royce & Associates, LLC’s address is 1414 Avenue of the Americas, New York, New York 10019. Share ownership is based on a Schedule 13G filed by Royce & Associates, LLC on January 27, 2009.

(7)	Includes 154,181 shares of common stock held by Marc Eisenberg. Also includes 280,003 shares of common stock issuable to Mr. Eisenberg upon the exercise of options and 207,974 shares of common stock underlying SARs, in each case, that are currently exercisable.

(8)	Includes 53,158 shares of common stock held by Robert G. Costantini. Also includes 169,639 shares of common stock underlying SARs that are currently exercisable.

(9)	Includes 33,820 shares of common stock held by John J. Stolte, Jr. Also includes 51,002 shares of common stock issuable to Mr. Stolte upon exercise of options and 30,000 shares of common stock underlying SARs, in each case, that are currently exercisable.

(10)	Includes 25,092 shares of common stock held by Christian G. Le Brun. Also includes 50,000 shares of common stock issuable to Mr. Le Brun upon exercise of options and 30,000 shares of common stock underlying SARs, in each case, that are currently exercisable.

(11)	Includes 931,317 shares of common stock held by Jerome B. Eisenberg and 15,759 shares of common stock held by Cynthia Eisenberg, Mr. Eisenberg’s wife. Also includes 300,003 shares of common stock issuable to Mr. Eisenberg upon exercise of options and 145,188 shares of common stock underlying SARs, in each case, that are currently exercisable.

(12)	Mr. Kelleher is a Managing Director of Pacific Corporate Group Holdings LLC, which is an affiliate of PCG Satellite Investments LLC.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (our “Named Executive Officers”).

Compensation Committee

Our Compensation Committee assists our board of directors in fulfilling its responsibilities with respect to oversight and determination of executive compensation and human resources matters, including the compensation of the Named Executive Officers. A description of the Compensation Committee’s composition, functions, duties and responsibilities is set forth in this proxy statement under “Board of Directors and Committees — Compensation Committee”.

The Compensation Committee’s roles and responsibilities are set forth in a written charter which is available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance” and is available in print to any shareholder upon request.

Philosophy and Objectives of Compensation Programs

Our executive compensation philosophy is to create a system that rewards executives for performance and focuses our management team on the critical short-term and long-term objectives. The primary objectives of our executive compensation programs are to attract, motivate and retain talented and dedicated executives, to link annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has implemented compensation programs that make a substantial portion of the executives’ overall compensation contingent upon achieving key short-term business and long-term strategic goals established by our board of directors, such as the expansion of our communications system, the establishment and maintenance of key strategic relationships, and the growth of our subscriber base as well as our financial and operational performance, as measured by metrics such as adjusted EBITDA (defined as EBITDA less stock-based compensation, pre-control earnings from consolidated subsidiary and minority interest), revenues, net number of satellite subscriber communicators added to our communications system (net satellite subscriber additions) and net number of terrestrial subscribers added to our communications system (net terrestrial subscriber additions). The Compensation Committee’s goal is to set executive compensation at levels the committee believes are competitive against compensation offered by other rapidly growing companies of similar size and stage of development against whom we compete for executive talent in the communications industry, while taking into account our performance and our own strategic goals.

We seek to provide executive compensation that is competitive in order to attract, motivate and retain key talent, while also rewarding executives for achieving goals designed to generate returns for our stockholders, but not for poor performance, by linking compensation to overall business performance and the achievement of performance goals. As a result, we believe that compensation packages provided to our executives, including our Named Executive Officers, should include both cash and stock-based compensation that reward performance as measured against performance goals.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, and do not seek to set our executive compensation to any specific benchmarks or peer group. Instead, we use general competitive market data available to us relating to compensation levels, mix of elements and compensation strategies being used by companies of comparable size and stage of development operating in the communications industry, and review such data against the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers.

Elements of Compensation

Base Salary.  Base salaries are determined on an individual basis, are based on job responsibilities and individual contribution and are intended to provide our executives with current income. Base salaries for our Named Executive Officers are reviewed annually and may be adjusted to reflect any changes in job responsibilities and individual contribution, as well as competitive conditions in the market for executive talent. Our senior management proposes new base salary amounts to the Compensation Committee for approval based on: an evaluation of individual performance and expected future contributions; a goal to ensure competitive compensation against the external market; and comparison of the base salaries of the executive officers who report directly to our Chief Executive Officer to ensure internal equity.

For 2008, the base salaries of Messrs. M. Eisenberg, Costantini, Stolte, Le Brun and J. Eisenberg were established pursuant to employment agreements entered into by the individual Named Executive Officer and us.

Annual Cash Bonus.  The Compensation Committee has the authority to grant discretionary annual cash bonuses to employees. Annual cash bonuses are designed to align employees’ goals with the Company’s financial and operational objectives for the current year and to reward individual performance. These objectives vary depending on the individual employee, but relate generally to strategic factors such as communications system expansion and operational improvements, service implementation in new geographic areas, net satellite and terrestrial subscriber additions, and to financial factors such as revenues and improving our results of operations, as measured by adjusted EBITDA. These performance measures are primarily objective criteria that can be readily measured and do not require subjective determinations.

None of the Named Executive Officers, except for Mr. J. Eisenberg after 2008, is eligible to participate in our discretionary annual cash bonus program, pursuant to which the board of directors or the Compensation Committee annually designates a specified bonus pool based on our performance for the fiscal year to be available for cash bonuses to eligible employees in the discretion of the Compensation Committee based on recommendations of management and evaluations of individual performance.

Pursuant to their employment agreements, each Named Executive Officer is generally eligible to receive annual bonuses, payable in cash based on a percentage of base salary (which may, in some cases, exceed 100%) and dependent upon achieving or exceeding certain performance targets for that fiscal year. Generally, bonuses are not earned unless 90% of the applicable performance target is met for a given fiscal year and these amounts increase as actual performance exceeds target levels. Certain 2008 annual bonuses were based on achieving certain operational milestones by specified dates. For 2008, the annual bonus payable for each Named Executive Officer was allocated with respect to specified performance targets as set forth in the following table:

		Net Satellite	Net Terrestrial
	Target Adjusted	Subscriber	Subscriber		Other Operational
Name	EBITDA	Additions	Additions	Revenues	Targets

Marc Eisenberg	40%	20%	5%	20%	15%
Robert Costantini	45%	20%	5%	20%	10%
John Stolte	10%	10%	2.5%	12.5%	65%
Christian Le Brun	30%	16%	4%	20%	30%
Jerome Eisenberg	25%	10%	2.5%	12.5%	50%

We believe that our performance targets are established at levels that are achievable. By providing for significant incentives for exceeding those targets, we motivate our Named Executive Officers to achieve strategic business objectives that result in the creation of value to us and our stockholders over the long-term.

In March 2009, our Compensation Committee determined that performance-based annual incentive awards relating to (1) fiscal year 2008 target adjusted EBITDA had been earned based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues were earned by the Name Executive Officers at a 93.5% payout based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions were not earned based on not achieving at least 90% of the target during 2008, (4) fiscal year 2008 target net terrestrial additions were not earned based on not achieving at least 90% of the target during 2008 and (5) certain fiscal year 2008 operational targets were not earned based on not achieving the targets during 2008.

In March 2009, our Compensation Committee established 2009 operational and financial performance targets for which annual bonuses will be paid to Messrs. M. Eisenberg, Costantini, Stolte and Le Brun based on achieving certain operational milestones by specific dates. Mr. J. Eisenberg is not eligible for a performance-based annual incentive award for 2009. For 2009, the annual bonus payable for each of Messrs. M. Eisenberg, Costantini, Stolte and Le Brun based on achieving certain operational milestones by specific dates was allocated with respect to specified performance targets as set forth in the following table:

		Net Satellite	Net Terrestrial
	Target Adjusted	Subscriber	Subscriber		Other Operational
Name	EBITDA	Additions	Additions	Revenues	Targets

Marc Eisenberg	25%	25%	5%	15%	30%
Robert Costantini	40%	20%	5%	10%	25%
John Stolte	10%	5%	—	5%	80%
Christian Le Brun	5%	5%	—	5%	85%

Long-Term Equity-Based Incentives.  In addition to the short-term cash compensation payable to our Named Executive Officers, our Compensation Committee believes that the interests of our stockholders are best served when a substantial portion of our Named Executive Officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of our common stock and other indicators that reflect improvements in business fundamentals. Therefore, it is our Compensation Committee’s intention to make grants of equity-based awards to our Named Executive Officers and other key employees at such times and in such amounts as may be required to accomplish the objectives of our compensation programs. Please see the Grants of Plan-Based Awards Table and accompanying narrative disclosures set forth in this proxy statement for more information regarding the grants of equity-based awards to our Named Executive Officers in fiscal year 2008. We have not timed grants of equity-based awards in coordination with the release of non-public information nor have we timed the release of non-public information for the purpose of affecting the value of executive compensation.

Under the 2006 LTIP, the Compensation Committee has the ability to provide a number of equity-based awards, including restricted stock units (“RSUs”), stock appreciation rights (“SARs”), stock options, stock, restricted stock, performance units and performance shares to promote our long-term growth and profitability. Following adoption of the 2006 LTIP, we ceased to grant additional stock options under the 2004 Stock Option Plan. The 2004 Stock Option Plan will continue to govern all stock option awards granted under the 2004 Stock Option Plan prior to the adoption of the 2006 LTIP. Since adopting the 2006 LTIP, we have changed the mix of our equity-based incentives from stock options to a mix of RSUs and SARs. This combination of equity-based incentives is intended to benefit stockholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. We believe that awards of RSUs and SARs provide an effective vehicle for promoting a long-term share ownership perspective for our senior management and employees and closely align the interests of senior management and employees with our achievement of longer-term financial objectives that enhance stockholder value, while at the same time limiting the dilutive effects of such equity-based awards relative to our prior practice of granting stock options. We have not adopted stock ownership guidelines, and, other than with respect to Jerome Eisenberg, our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-based interests in us.

RSUs.  A restricted stock unit, or RSU, is a contractual right to receive at a specified future vesting date an amount in respect of each RSU based on the fair market value on such date of one share of our common stock, subject to such terms and conditions as the Compensation Committee may establish. RSUs that become payable in accordance with their terms and conditions will be settled in cash, shares of our common stock, or a combination of cash and our common stock, as determined by the Compensation Committee. The Compensation Committee has determined that all currently outstanding RSUs will be settled in shares of common stock. The Compensation Committee may provide for the accumulation of dividend equivalents in cash, with or without interest, or the reinvestment of dividend equivalents in our common stock held subject to the same conditions as the RSU and such terms and conditions as the Compensation Committee may determine. No participant who holds RSUs will have any ownership interest in the shares of common stock to which such RSUs relate until and unless payment with respect to such RSUs is actually made in shares of common stock. Vested and unvested RSUs awarded to certain of our employees, including our Named Executive Officers, will be subject to forfeiture in the event such employees breach their non-competition and/or non-solicitation covenants set forth in their award agreements and unvested RSUs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

Time-based RSUs typically vest in three equal installments based on continued employment over a three-year period. Performance-based RSUs typically vest in three equal installments over a three-year period based upon the achievement of specific operational and financial performance targets that we believe are important to our long-term success, including adjusted EBITDA targets, net satellite or terrestrial subscriber additions on our network, government approvals with respect to our communications network, and strategic factors such as communications system expansion and operational improvements. The Compensation Committee, on the recommendation of management, linked target performance levels to these measures, as we believe that each of them is an important factor in our revenue growth and for sustaining our business model. The outstanding performance-based RSU awards are generally structured to have a three-year vesting period beginning in 2006, and to be subject to a percentage reduction in the event that the performance targets are not attained. These performance-based RSUs vest upon achieving certain operational and financial performance targets by specified dates as determined by the Compensation Committee. We believe that the vesting periods in connection with these time-based and performance-based awards are appropriate for the following reasons:

•	they are intended to help retain employees, including executives, by rewarding them for extended, continuous service with us;

•	they are time periods that incentivize and focus executives on the long-term performance of our business over reasonable timeframes, while minimizing the potential that longer vesting periods might dilute the motivation of the executives; and

•	they allow the Compensation Committee to formulate performance targets annually that are aligned with our dynamic business plans and external industry factors.

In 2006, Messrs. M. Eisenberg, Costantini, Stolte, Le Brun and J. Eisenberg were granted time-based RSUs which vest in three equal installments over a three-year period. In 2006, Messrs. M. Eisenberg, Costantini, Le Brun and J. Eisenberg were issued performance-based RSUs under the 2006 LTIP, which vest in three equal installments over a three-year period based on the achievement of specified performance targets established for 2006, 2007 and 2008 by the Compensation Committee. In March 2008, the Compensation Committee established performance targets for adjusted EBITDA, net satellite subscriber additions, net terrestrial subscriber additions and revenues relating to the third installment (the 2008 performance targets) of the performance-based RSUs issued in 2006 and, accordingly, these awards were considered granted for accounting purposes on such date to Messrs. M. Eisenberg, Costantini, Le Brun and J. Eisenberg in the amounts set forth in the Grants of Plan-Based Awards Table. In general, RSUs granted to each of our Named Executive Officers were allocated based on a balance between the retention and incentive objectives of these long-term equity awards. Mr. Stolte did not receive RSUs relating to 2008 performance targets. For 2008, the performance-based RSUs granted to each of Messrs. M. Eisenberg, Costantini, Le Brun and J. Eisenberg were allocated with respect to specified performance targets as set forth in the following table:

		Net Satellite	Net Terrestrial
	Target Adjusted	Subscriber	Subscriber
Name	EBITDA	Additions	Additions	Revenues	Total

Marc Eisenberg	18,667	7,467	1,867	9,333	37,334
Robert Costantini	1,944	778	195	972	3,889
Christian Le Brun	2,334	933	233	1,167	4,667
Jerome Eisenberg	24,889	9,956	2,488	12,445	49,778

In March 2009, our Compensation Committee determined that performance-based RSU awards relating to (1) fiscal year 2008 target adjusted EBITDA vested based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues vested at a 93.5% level based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008 and (4) fiscal year 2008 target net terrestrial subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008.

The 2008 performance target amounts with respect to these performance-based RSUs were the same as those for the annual cash bonuses described above.

SARs.  A stock appreciation right, or SAR, is the right to receive a payment measured by the increase in the fair market value of a specified number of shares of our common stock from the date of grant of the SAR to the date on which the participant exercises the SAR. Under the 2006 LTIP, SARs may be (1) freestanding SARs or (2) tandem SARs granted in conjunction with an option, either at the time of grant of the option or at a later date, and exercisable at the participant’s election instead of all or any part of the related option. Upon the exercise of a SAR, we will deliver cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares our common stock, as the Compensation Committee may determine. Vested and unvested SARs granted to certain of our employees, including our Named Executive Officers, are subject to forfeiture in the event such employees breach the non-competition and/or non-solicitation covenants set forth in their award agreements and unvested SARs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

Time-based SARs and performance-based SARs typically vest in the same manner as time-based RSUs and performance-based RSUs. In 2006, Mr. Costantini was granted time-based SARs which vest in three equal installments over a three-year period. In 2006, Messrs. M. Eisenberg, Costantini and J. Eisenberg were issued performance-based SARs under the 2006 LTIP, which vest in three equal installments over a three-year period based on the achievement of specified performance targets established for 2006, 2007 and 2008 by the Compensation Committee. In March 2008, the Compensation Committee established performance targets as described above relating to the third installment (the 2008 performance targets) of the performance-based SARs issued in 2006 and, accordingly these awards were considered granted for accounting purposes on such date to Messrs. M. Eisenberg, Costantini and J. Eisenberg in the amounts set forth in the Grants of Plan-Based Awards Table. For 2008, the performance-based SARs granted to each of Messrs. M. Eisenberg, Costantini and J. Eisenberg were allocated with respect to specified performance targets as set forth in the following table:

		Net Satellite	Net Terrestrial
	Target Adjusted	Subscriber	Subscriber
Name	EBITDA	Additions	Additions	Revenues	Total

Marc Eisenberg	21,667	8,667	2,167	10,833	43,334
Robert Costantini	11,111	4,444	1,111	5,556	22,222
Jerome Eisenberg	25,000	10,000	2,500	12,500	50,000

The 2008 performance target amounts with respect to these performance-based SARs were the same as those for the annual cash bonuses described above.

In March 2009, our Compensation Committee determined that performance-based SAR awards relating to (1) fiscal year 2008 target adjusted EBITDA vested based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues vested at a 93.5% level based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008 and (4) fiscal year 2008 target net terrestrial additions lapsed unvested based on not achieving at least 90% of the target during 2008.

Stock Options.  We may grant stock options exercisable at such time or times, and subject to such terms and conditions, as the Compensation Committee may determine consistent with the terms of the 2006 LTIP. The exercise price of such stock options will be equal to or higher than the fair market value of our common stock on the date of grant.

Our 2004 Stock Option Plan authorized us to grant options to purchase common stock to our employees, directors and consultants. Stock option grants were made at the commencement of employment or to meet other special retention or performance objectives. The Compensation Committee reviewed and approved stock option awards to executive officers, including Named Executive Officers, based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants were made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considered the recommendations of members of management, such as our Chief Executive Officer. In 2004, certain Named Executive Officers were awarded stock options reflected in the Outstanding Equity Awards at Fiscal Year-End Table set forth in this proxy statement in connection with a merit-based grant to a large number of employees intended to encourage an ownership culture among our employees. In 2006, Mr. Le Brun received a stock option grant with his joining the Company. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the date of grant, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”).

We may also grant RSUs or SARs to executives under special circumstances outside of the annual process. Grants under the 2006 LTIP are made from time to time to selected executives in connection with talent management objectives, giving particular attention to employees’ leadership potential and potential future contributions in achieving critical business goals and objectives. In February 2008, Mr. Costantini was granted 100,000 time-based RSUs, of which 40,000 RSUs vested on December 31, 2008, 30,000 RSUs will vest on December 31, 2009 and 30,000 RSUs will vest on December 31, 2010.

We may also grant RSUs and SARs, as deemed appropriate by the Compensation Committee, including under the terms of employment agreements with our Named Executive Officers. As part of the execution of new employment agreements in 2008, each of the Named Executive Officers was granted SARs as set forth in the accompanying narrative disclosures set forth in this proxy statement.

Personal Benefits

Our Named Executive Officers participate in a variety of retirement, health and welfare, and vacation benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and vacation benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Generally these programs are the same offered to all employees.

Perquisites

Our Named Executive Officers are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to the Company’s business. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.

The principal perquisites offered to our Named Executive Officers are car allowances and life insurance premiums. Please see the Summary Compensation Table and accompanying narrative disclosures set forth in this proxy statement for more information on perquisites and other personal benefits we provide to our Named Executive Officers.

401(k) Plan

We maintain a 401(k) retirement plan intended to qualify under Sections 401(a) and 401(k) of the Code. The plan is a defined contribution plan that covers all our employees who have been employed for three months or longer, beginning on the date of employment. Employees may contribute up to 15% of their eligible compensation (subject to certain limits) as pretax, salary deferral contributions. We have the option of matching up to 15% of 100% of the amount contributed by each employee up to 4% of employee’s compensation. In addition, the plan contains a discretionary contribution component pursuant to which we may make an additional annual contribution. Contributions made by us vest over a five-year period from the employee’s date of employment. We have not made any contributions since the inception of the plan.

Severance and Change in Control Benefits

Severance and change in control benefits are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The severance and change in control benefits found in the Named Executive Officers’ employment agreements are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes. These benefits include continued base salary payments and health insurance coverage (typically for a one-year period), acceleration of the vesting of outstanding equity-based awards, such as options, RSUs and SARs (without regard to the satisfaction of any time-based requirements or performance criteria), and extension of post-termination exercise periods for options and SARs (typically for 30 to 90 days).

Termination Provisions.  Our employment agreements with the Named Executive Officers provide severance payments and other benefits in an amount we believe is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because we consider a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees. In addition, we have included post-termination non-compete and non-solicitation covenants in certain individual employment agreements.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management generally is paid severance for a longer period. Additional payments may be permitted in some circumstances as a result of individual negotiations with executives, especially where we desire particular nondisparagement, cooperation with litigation, non-competition and non-solicitation terms. See the descriptions of the individual employment agreements with the Named Executive Officers under “Certain Relationships and Transactions with Related Persons — Employment Agreements” for additional information.

Change of Control Provisions.  Under the 2004 Stock Option Plan and the 2006 LTIP and the award agreements under those plans, our stock options, RSUs and SARs generally vest upon a change of control, whether or not time vesting requirements or performance targets have been achieved. Under the employment agreements with our Named Executive Officers, other change of control benefits generally require a change of control, followed by a termination of or change in an executive’s employment. In adopting the so-called “single” trigger treatment for equity-based awards, we were guided by a number of principles: being consistent with current market practice among communications company peers; and keeping employees relatively whole for a reasonable period but avoid creating a “windfall”. Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity-based grants. Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the change of control transaction. The company that made the original equity grant will no longer exist after a change of control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success. Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits our tax deductions relating to the compensation paid to Named Executive Officers, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by our stockholders. All of our equity-based compensation plans have received stockholder approval and, to the extent applicable, were prepared with the intention that our incentive compensation would qualify as performance-based compensation under Section 162(m). While we intend to continue to rely on performance-based compensation programs, we recognize the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that we achieve our best interests and the best interests of our stockholders. To the extent consistent with this goal and to help us manage our compensation costs, we attempt to satisfy the requirements of Section 162(m) with respect to those elements of our compensation programs that are performance-based.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payments (“SFAS 123(R)”), and began recording stock-based compensation expense in our financial statements in accordance with SFAS 123(R).

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans”. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. We intend that awards granted under the 2006 LTIP will comply with the requirements of Section 409A and intend to administer and interpret the 2006 LTIP in such a manner.

Role of Executives and Others in Establishing Compensation

During 2008, the persons serving as our Chief Executive Officer, Marc Eisenberg and Jerome Eisenberg reviewed the performance of the Named Executive Officers (other than his own, which was reviewed by the Compensation Committee), and met on a case-by-case basis with each of the other Named Executive Officers to reach agreements with respect to salary adjustments and annual award amounts, which were then presented to the Compensation Committee for approval. The Compensation Committee can exercise discretion in modifying any recommended adjustments or awards to executives. Each of Messrs. M. Eisenberg and J. Eisenberg, in his capacity as Chief Executive Officer, attended meetings of the Compensation Committee in 2008.

The day-to-day design and administration of benefits, including health and vacation plans and policies applicable to salaried employees in general are handled by our Finance and Legal Departments. Our Compensation Committee (or board of directors) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee

Hans E. W. Hoffmann, Chairman
Timothy Kelleher
John Major

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All other
		Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	$	$	$	$	$	$

Marc Eisenberg (42)	2008	$356,437	$549,008	$325,968	$302,922	$14,318	$1,548,653
Chief Executive Officer	2007	315,000	823,601	176,484	154,350	10,982	1,480,417
	2006	294,167	581,676	113,840	214,527	19,304	1,223,514
Robert Costantini (49)	2008	283,500	287,869	262,672	243,788	10,292	1,088,121
Executive Vice President	2007	270,000	90,943	251,023	175,500	10,159	797,625
and Chief Financial	2006	67,500	64,315	178,115	59,479	2,506	371,915
Officer
John J. Stolte, Jr. (49)	2008	236,250	222,442	68,100	109,302	1,218	637,312
Executive Vice	2007	225,000	291,781	3,475	21,094	539	541,889
President — Technology	2006	212,500	344,196	6,983	107,782	639	672,100
and Operations
Christian G. Le Brun (41)	2008	201,300	70,245	164,244	88,622	452	524,863
Executive Vice President and General Counsel
Jerome B. Eisenberg (69)	2008	256,500	726,284	159,476	50,666	11,360	1,204,286
Chairman of the Board	2007	355,000	982,189	194,461	171,366	20,668	1,723,684
and Former Chief	2006	335,771	786,560	133,456	263,233	20,362	1,539,382
Executive Officer

(1)	The amounts set forth in the “Stock Awards” column represent the compensation costs for financial statement purposes recognized in 2008, 2007 and 2006 relating to time-based and performance-based RSU awards that were granted in 2006 and 2007 and 2008 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, (“SFAS 123(R)”). For a discussion of the assumptions used to calculate the value of the amounts in the “Stock Awards” column see Note 5 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. See the Grants of Plan-Based Awards Table and “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding RSU awards in 2008, 2007 and 2006 and the Outstanding Equity Awards at Fiscal Year-End Table for a further discussion regarding outstanding RSU awards.

(2)	The amounts set forth in the “Options Awards” column represent the compensation costs for financial statement purposes recognized in 2008, 2007 and 2006 in accordance with SFAS 123(R) relating to option awards granted in 2006 and 2004 and time-based SAR awards granted in 2008 and 2006 and performance-based SAR awards granted in 2008, 2007 and 2006. The assumptions used to calculate the value of the amounts in the “Options Awards” column are described in Note 5 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding SAR awards in 2008, 2007 and 2006 and the Outstanding Equity Awards at Fiscal Year-End Table for a further discussion regarding outstanding SAR awards.

(3)	The amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the annual incentive bonus paid to Messrs. M. Eisenberg, Costantini, Stolte, Le Brun and J. Eisenberg under the terms of their respective employment agreements. See the Grants of Plan-Based Awards Table for a further discussion regarding the annual incentive payments.

(4)	The amounts set forth in the “All Other Compensation” column are comprised of the following for each Named Executive Officer:

M. Eisenberg:

Perquisites and Personal Benefits:

2008: $13,350 for automobile allowance and $968 for payment of life insurance premiums.

2007: $10,200 for automobile allowance and $782 for payment of life insurance premiums.

2006: $9,350 for automobile allowance, $9,060 for reimbursement for legal services and $894 for payment of life insurance premiums.

Costantini:

Perquisites and Personal Benefits:

2008: $9,600 for automobile allowance and $692 for payment of life insurance premiums.

2007: $9,600 for automobile allowance and $559 for payment of life insurance premiums.

2006: $2,400 for automobile allowance and $106 for payment of life insurance premiums.

Stolte:

Perquisites and Personal Benefits:

2008: $1,218 for payment of life insurance premiums.

2007: $539 for payment of life insurance premiums.

2006: $639 for payment of life insurance premiums.

Le Brun:

Perquisites and Personal Benefits:

2008: $452 for payment of life insurance premiums.

J. Eisenberg:

Perquisites and Personal Benefits:

2008: $3,600 for automobile allowance and $7,760 for payment of life insurance premiums.

2007: $14,400 for automobile allowance and $6,268 for payment of life insurance premiums.

2006: $13,200 for automobile allowance and $7,162 for payment of life insurance premiums.

Grants of Plan-Based Awards in 2008

									All Other	All Other
									Stock	Option
							Estimated Future		Awards:	Awards:		Grant Date
				Estimated Possible Payouts			Payouts Under		Number of	Number of	Exercise or	Fair Value of
				Under Non-Equity Incentive			Equity Incentive Plan		Shares of	Securities	Base Price	Stock and
				Plan Awards(3)			Awards(4)(5)		Stock or	Underlying	of Option	Option
	Award	Committee		Threshold	Target	Maximum	Threshold	Target/Maximum	Units	Options	Awards	Awards(6)
Name	Date(1)	Date(2)	Award Type	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

Marc Eisenberg	3/31/2008	3/31/2008	Time-based SARs	$—	$—	$—	—	—	—	425,000(7)	$4.96	$964,750
	3/6/2008	3/6/2008	Annual incentive (Adjusted EBITDA)	26,280	116,800	204,400	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Net satellite subscriber additions)	13,140	58,400	102,200	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Revenues)	13,140	58,400	102,200	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Net terrestrial additions)	3,285	14,600	25,500	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #1)	—	29,200	—	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #2)	—	14,600	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Performance-based RSUs (Adjusted EBITDA)	—	—	—	6,533	18,667	—	—	—	89,788
	10/5/2006	3/6/2008	Performance-based RSUs (Net satellite subscriber additions)	—	—	—	2,613	7,467	—	—	—	35,916
	10/5/2006	3/6/2008	Performance-based RSUs (Revenues)	—	—	—	3,267	9,333	—	—	—	44,892
	10/5/2006	3/6/2008	Performance-based RSUs (Net terrestrial additions)	—	—	—	653	1,867	—	—	—	8,980
	10/5/2006	3/6/2008	Performance-based SARs (Adjusted EBITDA)	—	—	—	7,583	21,667	—	—	11.00	21,234
	10/5/2006	3/6/2008	Performance-based SARs (Net satellite subscriber additions)	—	—	—	3,033	8,667	—	—	11.00	8,494
	10/5/2006	3/6/2008	Performance-based SARs (Revenues)	—	—	—	3,792	10,833	—	—	11.00	10,616
	10/5/2006	3/6/2008	Performance-based SARs (Net terrestrial additions)	—	—	—	758	2,167	—	—	11.00	2,124
Robert Costantini	3/31/2008	3/31/2008	Time-based SARs	—	—	—	—	—	—	250,000(7)	4.96	567,500
	3/6/2008	3/6/2008	Annual incentive (Adjusted EBITDA)	22,963	102,060	178,605	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Net satellite subscriber additions)	10,206	45,360	79,380	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Revenues)	10,206	45,360	79,380	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Net terrestrial additions)	2,551	11,340	19,845	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #1)	—	22,680	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Performance-based RSUs (Adjusted EBITDA)	—	—	—	680	1,944	—	—	—	9,351
	10/5/2006	3/6/2008	Performance-based RSUs (Net satellite subscriber additions)	—	—	—	272	778	—	—	—	3,742
	10/5/2006	3/6/2008	Performance-based RSUs (Revenues)	—	—	—	340	972	—	—	—	4,675
	10/5/2006	3/6/2008	Performance-based RSUs ( Net terrestrial additions)	—	—	—	68	194	—	—	—	933
	10/5/2006	3/6/2008	Performance-based SARs (Adjusted EBITDA)	—	—	—	3,889	11,111	—	—	11.00	10,889
	10/5/2006	3/6/2008	Performance-based SARs (Net satellite subscriber additions)	—	—	—	1,555	4,444	—	—	11.00	4,355
	10/5/2006	3/6/2008	Performance-based SARs (Revenues)	—	—	—	1,945	5,556	—	—	11.00	5,445
	10/5/2006	3/6/2008	Performance-based SARs (Net terrestrial additions)	—	—	—	389	1,111	—	—	11.00	1,089
	2/29/2008	2/29/2008	Time-based RSUs	—	—	—	—	—	100,000(8)	—	—	570,000
John J. Stolte, Jr.	3/31/2008	3/31/2008	Time-based SARs	—	—	—	—	—	—	150,000(7)	4.96	340,500
	10/5/2006	3/6/2008	Annual incentive (Adjusted EBITDA)	3,544	17,719	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Annual incentive (Net satellite subscriber additions)	3,544	17,719	—	—	—	—	—	—	—

									All Other	All Other
									Stock	Option
							Estimated Future		Awards:	Awards:		Grant Date
				Estimated Possible Payouts			Payouts Under		Number of	Number of	Exercise or	Fair Value of
				Under Non-Equity Incentive			Equity Incentive Plan		Shares of	Securities	Base Price	Stock and
				Plan Awards(3)			Awards(4)(5)		Stock or	Underlying	of Option	Option
	Award	Committee		Threshold	Target	Maximum	Threshold	Target/Maximum	Units	Options	Awards	Awards(6)
Name	Date(1)	Date(2)	Award Type	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

	10/5/2006	3/6/2008	Annual incentive (Revenues)	4,430	22,148	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Annual incentive (Net terrestrial additions)	886	4,430	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Annual incentive (certain operational target: #1)	—	17,719	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Annual incentive (certain operational target: #3)	—	26,578	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Annual incentive (certain operational target: #4)	—	26,578	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Annual incentive (certain operational target: #5)	—	17,719	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Annual incentive (certain operational target: #6)	—	26,578	—	—	—	—	—	—	—
Christian Le Brun	3/31/2008	3/31/2008	Time-based SARs	—	—	—	—	—	—	150,000(7)	4.96	340,500
	3/6/2008	3/6/2008	Annual incentive (Adjusted EBITDA)	9,058	45,293	—	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Net satellite subscriber additions)	4,831	24,156	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Revenues)	6,039	30,195	—	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Net terrestrial additions)	1,208	6,039	—	—	—	—	—	—	— -
	3/6/2008	3/6/2008	Annual incentive (certain operational operational target: #1)	—	15,097	—	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #7)	—	15,097	—	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #8)	—	15,097	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Performance-based RSUs (Adjusted EBITDA)	—	—	—	817	2,334	—	—	—	11,227
	10/5/2006	3/6/2008	Performance-based RSUs (Net satellite subscriber additions)	—	—	—	327	933	—	—	—	4,488
	10/5/2006	3/6/2008	Performance-based RSUs (Revenues)	—	—	—	408	1,167	—	—	—	5,613
	10/5/2006	3/6/2008	Performance-based RSUs (Net terrestrial additions)	—	—	—	82	233	—	—	—	1,121
Jerome B. Eisenberg	3/31/2008	3/31/2008	Time-based SARs	—	—	—	—	—	—	100,000(7)	4.96	227,000
	3/6/2008	3/6/2008	Annual incentive (Adjusted EBITDA)	3,994	17,750	31,063	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Net satellite subscriber Additions)	1,598	7,100	12,425	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Revenues)	1,997	8,875	15,531	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (Net terrestrial additions)	400	1,775	3,106	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #8)	—	8,875	—	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #9)	—	10,650	—	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #10)	—	8,875	—	—	—	—	—	—	—
	3/6/2008	3/6/2008	Annual incentive (certain operational target: #11)	—	7,100	—	—	—	—	—	—	—
	10/5/2006	3/6/2008	Performance-based RSUs (Adjusted EBITDA)	—	—	—	8,711	24,889	—	—	—	119,716
	10/5/2006	3/6/2008	Performance-based RSUs ( Net satellite subscriber additions)	—	—	—	3,485	9,956	—	—	—	47,888
	10/5/2006	3/6/2008	Performance-based RSUs (Revenues)	—	—	—	4,356	12,445	—	—	—	59,860
	10/5/2006	3/6/2008	Performance-based RSUs (Net terrestrial additions)	—	—	—	871	2,489	—	—	—	11,972
	10/5/2006	3/6/2008	Performance-based SARs (Adjusted EBITDA)	—	—	—	8,750	25,000	—	—	11.00	24,500

									All Other	All Other
									Stock	Option
							Estimated Future		Awards:	Awards:		Grant Date
				Estimated Possible Payouts			Payouts Under		Number of	Number of	Exercise or	Fair Value of
				Under Non-Equity Incentive			Equity Incentive Plan		Shares of	Securities	Base Price	Stock and
				Plan Awards(3)			Awards(4)(5)		Stock or	Underlying	of Option	Option
	Award	Committee		Threshold	Target	Maximum	Threshold	Target/Maximum	Units	Options	Awards	Awards(6)
Name	Date(1)	Date(2)	Award Type	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

	10/5/2006	3/6/2008	Performance-based SARs (Net satellite subscriber additions)	—	—	—	3,500	10,000	—	—	11.00	9,800
	10/5/2006	3/6/2008	Performance-based SARs (Revenues)	—	—	—	4,375	12,500	—	—	11.00	12,250
	10/5/2006	3/6/2008	Performance-based SARs (Net terrestrial additions)	—	—	—	875	2,500	—	—	11.00	2,450

(1)	The date the Compensation Committee approved the issuance of the award.

(2)	For performance-based awards, the date the Compensation Committee established the performance targets for the awards, which is the date the award is considered granted for accounting purposes.

(3)	The amounts shown represent annual incentive payments payable to Messrs. M. Eisenberg, Costantini, Stolte, Le Brun and J. Eisenberg pursuant to employment agreements with the Company. See “Certain Relationships and Transactions with Related Persons — Employment Agreements” for a summary of the employment agreements. The actual annual incentive payment amount paid to each of these Named Executive Officers for fiscal year 2008 is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For 2008, the incentive payment is a percentage of the executive’s 2008 base salary, determined based on the achievement of specified financial and operational performance targets of the Company for fiscal year 2008. The amount shown in the “Target” column represents the target annual incentive payment for each eligible Named Executive Officer if the performance targets are achieved at the 100% level. For 2008, the percentages of base salary payable as annual incentives if the performance targets are achieved at the 100% level were as follows: 80% for Messrs. M. Eisenberg and Costantini, 75% for Messrs. Stolte and Le Brun and 80% (prorated by 25% under the terms of his employment agreement) for J. Eisenberg . The amount shown in the “Maximum” column represents the maximum amount payable for each eligible Named Executive Officer if the performance targets are achieved above the 100% level. For 2008, the maximum percentages of base salary payable as annual compensation were as follows: 140% for Messrs. M. Eisenberg and Costantini and 140% (prorated by 25% under the terms of his employment agreement) for J. Eisenberg. The amount shown in the “Threshold” column represents the amount payable for each eligible Named Executive Officer if the performance targets are achieved at the 90% level, the minimum performance required for any annual incentive payment to be made. For 2008, the threshold percentages of base salary payable as annual compensation were as follows: 18% for Messrs. M. Eisenberg and Costantini, 15% for Messrs. Stolte and Le Brun and 18% (prorated by 25% under the terms of his employment agreement) for J. Eisenberg if certain operational and performance targets have been achieved. Please see “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Bonus” for a further discussion regarding our annual cash incentive payment programs.

(4)	On October 5, 2006, performance-based RSU awards and performance-based SAR awards were issued under the 2006 LTIP relating to the achievement of specified operational and financial performance targets for fiscal years 2006, 2007 and 2008. Each RSU award represents the right to receive one share of our common stock for each vested RSU and each SAR award represents the right to receive, upon exercise of the SAR, the value (payable in cash, stock or a combination of cash and stock in our discretion) of the increase in the fair market value of a specified number of shares of our common stock on the date of exercise over the fair market value on the date of grant of the SAR (the “base price”). The base price of $11.00 per share of each SAR was equal to the price of our common stock sold in our initial public offering in November 2006. See the

Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these RSU and SAR awards. The performance-based RSUs and SARs vest upon achievement of various operational and financial performance targets established for each of fiscal years 2006, 2007 and 2008 and continued employment through the dates that our Compensation Committee has determined the performance targets have been achieved. The operational and financial performance targets for fiscal year 2008 were established in March 2008. Accordingly, the performance-based RSUs and SARs that relate to those performance targets were considered granted on that date for accounting purposes and are shown in the table above.

(5)	The amounts shown in the “Target/Maximum” column represent the target and maximum number of performance-based RSUs or SARs which will vest under these awards if the performance targets are achieved at or above the 100% level. The amounts shown in the “Threshold” column represent the minimum number of performance-based RSUs or SARs that will vest under each award if the minimum level of performance is achieved at the 90% level. For Messrs. M. Eisenberg, Costantini, Le Brun and J. Eisenberg the minimum number represents 35% of the target number of performance-based RSUs or SARs shown under the “Target” column. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding performance-based RSU and SAR. See the Outstanding Equity Awards at Fiscal Year-End Table.

(6)	The amounts shown in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair value of the awards computed in accordance with SFAS 123(R). The grant date fair value of the time- and performance-based RSUs shown in the table was $5.70 and $4.81 per share, respectively, based on the closing stock price of our common stock on the date of grant. The grant date fair value of the time- and performance-based SARs shown in the table was estimated to be $2.27 and $0.98 per share, respectively. For a discussion of valuation assumptions, see Note 5 to our consolidated financial statements included in our Annual Report of Form 10-K for the year ended December 31, 2008.

(7)	On March 31, 2008, an aggregate of 425,000, 250,000 150,000, 150,000 and 100,000 time-based SAR awards with a base price of $4.96 per share, the price of our common stock on the grant date, were granted to Messrs. M. Eisenberg, Costantini, Stolte, Le Brun and J. Eisenberg, respectively. For Mr. M. Eisenberg, 125,000 of these time-based SAR awards vested on December 31, 2008 and the remaining 300,000 time-based SAR awards vest in two equal installments on December 31, 2009 and 2010, subject to continued employment. For Mr. Costantini, 50,000 of these time-based SAR awards vested on December 31, 2008 and the remaining 200,000 time-based SAR awards vest in two equal installments on December 31, 2009 and 2010, subject to continued employment. For each of Messrs. Stolte and Le Brun 30,000 of these time-based SAR awards vested on December 31, 2008 and the remaining 120,000 time-based SAR awards vest in two equal installments on December 31, 2009 and 2010, subject to continued employment. For Mr. J. Eisenberg, 50,000 of these time-based SAR awards vested on December 31, 2008 and the remaining 50,000 time-based SAR awards vest in two equal installments on December 31, 2009 and 2010, subject to continued employment. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding time-based SAR awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these SAR awards.

(8)	On February 29, 2008, 100,000 time-based RSU awards were granted to Mr. Costantini, of which 40,000 time-based RSU awards vested on December 31, 2008. The remaining 60,000 time-based RSU awards will vest in two equal installments on December 31, 2009 and 2010, subject to continued employment. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding time-based RSU awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these RSU awards.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option/SAR Awards								Stock Awards
															Equity Incentive
															Plan Awards:
					Equity Incentive								Equity Incentive		Market or
					Plan Awards:								Plan Awards:		Payout Value of
	Number of		Number of		Number of								Number of		Unearned
	Securities		Securities		Securities								Unearned		Shares, Units or
	Underlying		Underlying		Underlying				Number of		Market Value of		Shares, Units or		Other Rights
	Unexercised		Unexercised		Unexercised		Option/SAR		Shares or units		Shares or Units		other Rights		Units or Other
	Options/SARs		Options/SARs		Unearned		Exercise	Option/SAR	of stock that		of Stock that		that have not		That have not
	(#)		(#)		Options/SARs		Price	Expiration	have not vested		have not Vested		Vested		Vested
Name	Exercisable		Unexercisable		(#)		($)	Date	(#)		($)(1)		(#)		($)(1)

Marc Eisenberg	146,667	(2)	—		—		$2.33	2/17/2014	—		$—		—		$—
	33,334	(2)	—		—		2.33	2/17/2014	—		—		—		—
	33,334	(2)	—		—		2.78	2/17/2014	—		—		—		—
	33,334	(2)	—		—		3.38	2/17/2014	—		—		—		—
	33,334	(2)	—		—		4.26	2/17/2014	—		—		—		—
	15,167	(3)	—		—		11.00	10/5/2016	—		—		—		—
	20,844	(3)	—		—		11.00	10/5/2016	—		—		—		—
	15,167	(3)	—		—		11.00	10/5/2016	—		—		—		—
	125,000	(3)	—		—		4.96	10/5/2016	—		—		—		—
	—		300,000	(3)(4)			4.96	10/5/2016	—		—		—		—
	—		—		21,667	(3)(5)	11.00	10/5/2016	—		—		—		—
	—		—		10,833	(3)(6)	11.00	10/5/2016	—		—		—		—
	—		—		8,667	(3)(7)	11.00	10/5/2016	—		—		—		—
	—		—		2,167	(3)(8)	11.00	10/5/2016	—		—		—		—
	—		—		—		—	—	37,334	(9)	80,641	(9)
	—		—		—		—	—	—		—		18,667	(10)	40,321	(10)
	—		—		—		—	—	—		—		9,333	(11)	20,159	(11)
	—		—		—		—	—	—		—		7,467	(12)	16,129	(12)
	—		—		—		—	—	—		—		1,867	(13)	4,033	(13)
Robert G. Costantini	44,444	(3)	—		—		11.00	10/5/2016	—		—		—		—
	22,222	(3)	—		—		11.00	10/5/2016	—		—		—		—
	14,444	(3)	—		—		11.00	10/5/2016	—		—		—		—
	50,000	(3)	—		—		4.96	10/5/2016	—		—		—		—
	—		22,223	(3)(14)	—		11.00	10/5/2016	—		—		—		—
	—		200,000	(3)(4)	—		4.96	10/5/2016	—		—		—		—
	—		—		11,111	(3)(5)	11.00	10/5/2016	—		—		—		—
	—		—		5,556	(3)(6)	11.00	10/5/2016	—		—		—		—
	—		—		4,444	(3)(7)	11.00	10/5/2016	—		—		—		—
	—		—		1,111	(3)(8)	11.00	10/5/2016	—		—		—		—
	—		—		—		—	—	3,889	(9)	8,400	(9)	—		—
	—		—		—		—	—	60,000	(15)	129,600	(15)	—		—
	—		—		—		—	—	—		—		1,944	(10)	4,199	(10)
	—		—		—		—	—	—		—		972	(11)	2,100	(11)
	—		—		—		—	—	—		—		778	(12)	1,680	(12)
	—		—		—		—	—	—		—		195	(13)	421	(13)
John J. Stolte, Jr.	11,667	(2)	—		—		2.33	2/17/2014	—		—		—		—
	12,667	(2)	—		—		2.78	2/17/2014	—		—		—		—
	13,334	(2)	—		—		3.38	2/17/2014	—		—		—		—
	13,334	(2)	—		—		4.26	2/17/2014	—		—		—		—
	30,000	(3)	—		—		4.96	10/5/2016	—		—		—		—
	—		120,000	(3)(4)	—		4.96	10/5/2016	—		—		—		—
					—		—	—	20,223	(9)	43,682	(9)
Christian G. Le Brun	47,952	(2)	—		—		4.88	2/17/2014	—		—		—		—
	30,000	(3)	—		—		4.96	10/5/2016	—		—		—		—
	—		2,048	(2)(16)	—		4.88	2/17/2014	—		—		—		—
	—		120,000	(3)(4)	—		4.96	10/5/2016	—		—		—		—
	—		—		—		—	—	4,667	(9)	10,081	(9)	—		—
	—		—		—		—	—	—		—		2,334	(10)	5,041	(10)
	—		—		—		—	—	—		—		1,167	(11)	2,521	(11)
	—		—		—		—	—	—		—		933	(12)	2,015	(12)
	—		—		—		—	—	—		—		233	(13)	503	(13)
Jerome B. Eisenberg	166,667	(2)	—		—		2.33	2/17/2014	—		—		—		—
	33,334	(2)	—		—		2.33	2/17/2014	—		—		—		—
	33,334	(2)	—		—		2.78	2/17/2014	—		—		—		—
	33,334	(2)	—		—		3.38	2/17/2014	—		—		—		—
	33,334	(2)	—		—		4.26	2/17/2014	—		—		—		—
	18,500	(3)	—		—		11.00	10/5/2016	—		—		—		—
	25,000	(3)	—		—		11.00	10/5/2016	—		—		—		—
	15,000	(3)	—		—		11.00	10/5/2016	—		—		—		—
	50,000	(3)	—		—		4.96	10/5/2016	—		—		—		—
	—		50,000	(3)(4)	—		4.96	10/5/2016	—		—		—		—
	—		—		25,000	(3)(5)	11.00	10/5/2016	—		—		—		—
	—		—		12,500	(3)(6)	11.00	10/5/2016	—		—		—		—
	—		—		10,000	(3)(7)	11.00	10/5/2016	—		—		—		—
	—		—		2,500	(3)(8)	11.00	10/5/2016	—		—		—		—
	—		—		—		—	—	—		—		—		—
	—		—		—		—	—	49,778	(9)	107,520	(9)	—		—
	—		—		—		—	—	—		—		24,889	(10)	53,760	(10)
	—		—		—		—	—	—		—		12,445	(11)	26,881	(11)
	—		—		—		—	—	—		—		9,956	(12)	21,505	(12)
	—		—		—		—	—	—		—		2,488	(13)	5,374	(13)

(1)	Based on the $2.16 per share closing price of our common stock on December 31, 2008.

(2)	Options granted under our 2004 Stock Option Plan.

(3)	SAR awards granted under our 2006 LTIP.

(4)	Remaining time-based SAR awards that have a base price equal to $4.96 per share, the price of our common stock on the grant date. These time-based SAR awards vest in two equal installments on December 31, 2009 and December 31, 2010.

(5)	Performance-based SAR awards that have a base price equal to $11.00 per share, the price of our common stock sold in our initial public offering in November 2006, and vested in March 2009 based on achieving the fiscal year 2008 target adjusted EBITDA during fiscal year 2008 as determined by the Compensation Committee.

(6)	Performance-based SAR awards that have a base price equal to $11.00 per share, the price of our common stock sold in our initial public offering in November 2006. 93.5% of these performance-based SAR awards vested in March 2009 based on achieving a percentage of the fiscal year 2008 target revenues during fiscal year 2008 as determined by the Compensation Committee and the remaining 6.50% of these performance-based SAR awards lapsed unvested.

(7)	Performance-based SAR awards that have a base price equal to $11.00 per share, the price of our common stock sold in our initial public offering in November 2006, which lapsed unvested in March 2009 based on not achieving the fiscal year 2008 target number of net satellite subscriber communicator additions during fiscal year 2008 as determined by the Compensation Committee.

(8)	Performance-based SAR awards that have a base price equal to $11.00 per share, the price of our common stock sold in our initial public offering in November 2006, which lapsed unvested in March 2008 based on not achieving the fiscal year 2008 target number of net terrestrial subscriber additions during fiscal year 2008 as determined by the Compensation Committee.

(9)	Time-based RSU awards that vested on January 1, 2009.

(10)	Performance-based RSU awards that vested in March 2009 based on achieving the fiscal year 2008 target adjusted EBITDA during fiscal year 2008 as determined by the Compensation Committee.

(11)	Performance-based RSU awards, of which 93.5% of these performance-based RSU awards vested in March 2009 based on achieving a percentage of the fiscal year 2008 target revenues during fiscal year 2008 as determined by the Compensation Committee and the remaining 6.5% of these performance-based RSU awards lapsed unvested.

(12)	Performance-based RSU awards that lapsed unvested in March 2009 based on not achieving target number of net satellite subscriber additions during fiscal year 2008 as determined by the Compensation Committee.

(13)	Performance-based RSU awards that lapsed unvested in March 2009 based on not achieving target number of net terrestrial subscriber additions during fiscal year 2008 as determined by the Compensation Committee.

(14)	Time-based SAR awards that have a base price equal to $11.00 per share, the price of our common stock sold in our initial public offering in November 2006 that vested on January 1, 2009.

(15)	Remaining time-based RSU awards that vest in two equal installments on December 31, 2009 and December 31, 2010.

(16)	Option award that vests in quarterly installments through March 31, 2009.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
	Number of		Number of
	Securities Acquired	Value Realized	Securities Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)(2)	($)(2)(3)

Marc Eisenberg	—	—	58,400	338,476
Robert G. Costantini	—	—	46,417	123,021
John J. Stolte, Jr.	—	—	20,222	123,961
Christian G. Le Brun	—	—	7,000	40,577
Jerome B. Eisenberg	—	—	67,711	400,232

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Shares acquired on vesting of time-based RSU awards and vesting of performance-based RSU awards based on achievement of performance targets for fiscal year 2007.

(3)	Based on the closing price of our common stock on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2008, about shares of our common stock that may be issued upon the exercise or vesting of options, RSUs and SARs granted to employees, consultants or directors under all of our existing equity compensation plans.

	(a)		(b)		(c)
	Number of				Number of securities
	securities to be				remaining available for
	issued upon				future issuance under
	exercise or vesting		Weighted-average		equity compensation
	of outstanding		exercise price		plans (excluding
	options, RSUs		of outstanding		securities reflected
Plan Category	and SARs		options and SARs		in column (a))

Equity compensation plans approved by stockholders(1)	2,688,958	(2)	$5.15	(3)	2,136,541	(4)
Equity compensation plans not approved by stockholders	—		—		—

Total	2,688,958	(2)	$5.15	(3)	2,136,541	(4)

(1)	Consists of the following equity compensation plans: the 2004 Stock Option Plan and the 2006 LTIP.

(2)	Consists of 782,079 shares subject to outstanding stock options under the 2004 Stock Option Plan and 1,433,566 shares underlying outstanding time- and performance-based SARs and 473,313 shares underlying outstanding time- and performance-based RSUs granted under the 2006 LTIP.

(3)	Excludes 473,313 shares underlying outstanding time- and performance-based RSUs which do not have an exercise price.

(4)	Consists of shares available for issuance under the 2006 LTIP, which includes the remaining 214,079 shares of common stock available for issuance under the 2004 Stock Option Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

ORBCOMM Europe

We have entered into a service license agreement covering 43 jurisdictions in Europe and a gateway services agreement with ORBCOMM Europe LLC, a company in which we indirectly own a 25.5% interest. The service license agreement and the gateway services agreement with ORBCOMM Europe contain terms and conditions substantially similar to the service license agreements and the gateway services agreements we have and expect to enter into with other licensees, except for certain more favorable pricing terms. ORBCOMM Europe is owned 50% by Satcom and 50% by OHB Technology A.G. (“OHB Technology”). We own a 52% interest in Satcom. Subsequent to the acquisition of our 52% interest in Satcom, Satcom and ORBCOMM Europe are consolidated affiliates in our consolidated financial statements.

OHB Technology is a substantial stockholder and a direct investor of ours and its Chief Executive Officer, Marco Fuchs, is on our board of directors. In addition, Satcom has been appointed by ORBCOMM Europe as a country representative for the United Kingdom, Ireland and Switzerland. ORBCOMM Deutschland, an affiliate of OHB Technology, has been appointed by ORBCOMM Europe as country representative for Germany and holds the relevant regulatory authority and authorization in Germany. OHB-France, a subsidiary of OHB Technology, holds the regulatory authority and authorization in France. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason.

In connection with the organization of ORBCOMM Europe and the reorganization of our business in Europe, we agreed to grant ORBCOMM Europe approximately $3.7 million in air time credits. The amount of the grant was equal to the amount owed by ORBCOMM Global L.P. to the European Company for Mobile Communications Services N.V. (“MCS”), the former licensee for Europe of ORBCOMM Global L.P. ORBCOMM Europe, in turn, agreed to issue credits in the aggregate amount of the credits received from us to MCS and its country representatives who were stockholders of MCS. Satcom, as a country representative for the United Kingdom, Ireland and Switzerland, received airtime credits in the amount of $580,200. ORBCOMM Deutschland, as country representative for Germany, received airtime credits of $449,800. Because approximately $2.8 million of the airtime credits were granted to stockholders of MCS who are not related to us and who continue to be country representatives in Europe, we believe that granting of the airtime credits was essential to permit ORBCOMM Europe to reorganize the ORBCOMM business in Europe. The airtime credits have no expiration date. As of December 31, 2008, approximately $2.3 million of the airtime credits granted by us to ORBCOMM Europe remained unused.

In 2006, we entered into agreements with ORBCOMM Europe for the sale of a gateway earth station and related installation and support services for an aggregate cost of approximately $720,000. ORBCOMM Europe in turn entered into agreements to resell the gateway earth station and installation and support services to a third party for an aggregate of €2.6 million (approximately $3.8 million). Installation of the gateway earth station was completed in December 2007. In 2006, ORBCOMM Europe also entered into a development agreement with Telematic Solutions SpA, an entity owned 49% by the buyer of the gateway earth station and 51% by OHB Teledata GmbH, a subsidiary of OHB Technology, for €1.6 million (approximately $2.4 million).

Satcom International Group plc.

Satcom is our 52%-owned consolidated subsidiary that (i) owns 50% of ORBCOMM Europe, (ii) has entered into country representative agreements with ORBCOMM Europe, covering the United Kingdom, Ireland and Switzerland, and (iii) has entered into a service license agreement with us, covering substantially all of the countries of the Middle East and a significant number of countries of Central Asia, and a gateway services agreement with us. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason. We believe that the service license agreement and the gateway services agreement between us and Satcom contain terms and conditions substantially similar to those which we have and expect to enter into with other unaffiliated licensees. As of December 31, 2008, Satcom owed us unpaid fees of approximately $66,000.

We acquired our 52% interest in Satcom from Jerome Eisenberg, our Chairman of the Board and former Chief Executive Officer, and Don Franco, a former officer of ours, who, immediately prior to the October 2005 reorganization of Satcom, together owned directly or indirectly a majority of the outstanding voting shares of Satcom and held a substantial portion of the outstanding debt of Satcom. On October 7, 2005, pursuant to a contribution agreement entered into between us and Messrs. Eisenberg and Franco in February 2004, we acquired all of their interests in Satcom in exchange for (1) an aggregate of 620,000 shares of our Series A preferred stock and (2) a contingent cash payment in the event of our sale or initial public offering. The contribution agreement was entered into in connection with our February 2004 reorganization in order to eliminate any potential conflict of interest between us and Messrs. Eisenberg and Franco, in their capacities as officers of ours. The contingent payment would equal $2 million, $3 million or $6 million in the event the proceeds from our sale or the valuation in our IPO exceeded $250 million, $300 million or $500 million, respectively, subject to proration for amounts that fell in between these thresholds. On November 8, 2006, upon completion of our IPO, we made a contingent payment of approximately $3.6 million. Immediately prior to, and as a condition to the closing of, the Satcom acquisition, Satcom and certain of its stockholders and noteholders consummated a reorganization transaction whereby 95% of the outstanding principal of demand notes, convertible notes and certain contract debt was converted into equity, and accrued and unpaid interest on such demand and convertible notes was acknowledged to have been previously released. This reorganization included the conversion into equity of the demand notes and convertible notes of Satcom held by Messrs. Eisenberg and Franco in the principal amounts of approximately $50,000 and $6,250,800, respectively, and the release of any other debts of Satcom owed to them.

As of December 31, 2008, ORBCOMM Europe had a note payable to Satcom in the amount of €1,466,920 ($2,068,731). This note has the same payment terms as the note payable from ORBCOMM Europe to OHB Technology described below under “— OHB Technology A.G.” and carries a zero interest rate. For accounting purposes, this note has been eliminated in the consolidation of ORBCOMM Europe and Satcom with ORBCOMM Inc. We own 52% of Satcom, which in turn owns 50% of ORBCOMM Europe.

We have provided Satcom with a $1.0 million line of credit for working capital purposes pursuant to a revolving note dated as of December 30, 2005. The revolving loan bears interest at 8% per annum and was originally scheduled to mature on December 30, 2006, and is secured by all of Satcom’s assets, including its membership interest in ORBCOMM Europe. As of December 31, 2008, Satcom had $780,589 outstanding under this line of credit. On March 30, 2009, we extended the maturity date to December 31, 2009.

OHB Technology A.G.

On May 21, 2002, we entered into an IVAR agreement with OHB Technology (formerly known as OHB Teledata A.G.) whereby OHB Technology has been granted non-exclusive rights to resell our services for applications developed by OHB Technology for the monitoring and tracking of mobile tanks and containers. As of December 31, 2008, OHB Technology did not owe us any unpaid service fees.

In an unrelated transaction, on March 10, 2005, we entered into an ORBCOMM concept demonstration satellite bus, integration test and launch services procurement agreement with OHB-System AG (an affiliate of OHB Technology), whereby OHB-System AG will provide us with overall concept demonstration satellite design, bus module and payload module structure manufacture, payload and bus module integration, assembled satellite environmental tests, launch services and on-orbit testing of the bus module for the Concept Validation Project.

In connection with the acquisition of an interest in Satcom (see “— Satcom International Group plc.” above), we recorded an indebtedness to OHB Technology arising from a note payable from ORBCOMM Europe to OHB Technology. At December 31, 2008 the principal balance of the note payable is €1,138,410 ($1,604,803) and it has a carrying value of $1,244,000. This note does not bear interest and has no fixed repayment term. Repayment will be made from the distribution profits (as defined in the note agreement) of ORBCOMM Europe. The note has been classified as long-term and we do not expect any repayments to be required prior to December 31, 2009.

On June 5, 2006, we entered into an agreement with OHB-System AG, an affiliate of OHB Technology, to design, develop and manufacture for us six satellite buses, integrate such buses with the payloads to be provided by Orbital Sciences Corporation, and launch the six integrated satellites to complete our “quick-launch” program. The original price for the six satellite buses and related integration and launch services was $20 million and payments under the agreement were due upon specific milestones achieved by OHB-System AG.

On July 2, 2008, we and OHB-System, AG entered into an agreement to amend the June 5, 2006 agreement in connection with the successful launch of the Coast Guard demonstration satellite and the five quick-launch satellites on June 19, 2008. Pursuant to the agreement, we and OHB System, AG agreed to a revised schedule of milestone and related payments for the launch of the five quick-launch satellites and delivery schedule of the sixth quick-launch satellite, with no modification to the price in the agreement entered into on June 5, 2006, including certain launch support and in-orbit testing services for the sixth quick-launch satellite. In addition, we agreed to pay an additional $450,000 to OHB-System, AG relating to the construction of the five quick-launch satellites. We and OHB-System, AG have also agreed to waive any applicable on-time delivery incentive payments and to waive any applicable liquidated damages, except for any liquidated damages with respect to delivery delay of the sixth quick-launch satellite.

As of December 31, 2008, we have made milestone payments aggregating $17.8 million under this agreement. In addition, OHB System, AG will provide services relating to the development, demonstration and launch of our next-generation satellites at a total cost of $1.35 million.

In 2006, ORBCOMM Europe also entered into a development agreement with Telematic Solutions SpA, an entity owned 49% by the buyer of a gateway earth station described above under “— ORBCOMM Europe” and 51% by OHB Teledata GmbH, a subsidiary of OHB Technology, for €1.6 million (approximately $2.4 million).

Registration Rights Agreement

On December 30, 2005, and in connection with private placements of Series B convertible preferred stock in November and December 2005 and January 2006, we entered into a Second Amended and Restated Registration Rights Agreement with the Series B preferred stock investors and holders of our Series A preferred stock and common stock who were parties to the Amended and Restated Registration Rights Agreement dated February 17, 2004.

Under the agreement, certain holders of common stock (including common stock issued upon the conversion of Series A convertible preferred stock and Series B convertible preferred stock) have the right to demand, at any time or from time to time, that we file up to two registration statements registering the common stock. Only holders of (i) at least two-thirds of the registrable securities (generally our common stock and common stock issued upon conversion of our preferred stock and warrants) outstanding as of the date of our initial public offering, (ii) at least 35% of the registrable securities outstanding as of the date of the demand or (iii) a specified number of holders of common stock issued upon conversion of our Series B convertible preferred stock may request a demand registration.

In addition, certain holders will be entitled to an additional demand registration statement on Form S-3 covering the resale of all registrable securities, provided that we will not be required to effect more than one such demand registration statement on Form S-3 in any twelve month period or to effect any such demand registration statement on Form S-3 if any such demand registration statement on Form S-3 will result in an offering price to the public of less than $20 million. Notwithstanding the foregoing, after we qualify to register our common stock on Form S-3, Sagamore Hill Hub Fund Ltd. and its affiliates (collectively, “Sagamore”) and PCG Satellite Investments, LLC, CALPERS/PCG Corporate Partners, LLC and their affiliates (the “PCG Entities”) will have separate rights to additional demand registrations that would be eligible for registration on Form S-3; provided, that we will not be required to effect more than one such demand registration requested by Sagamore or the PCG Entities, as the case may be, on Form S-3 in any twelve month period and that Sagamore or the PCG Entities, as the case may be, will pay the expenses of such registration if such registration shall result in an aggregate offering price to the public of less than $1 million. Certain investors also have preemptive rights and piggyback registration rights as specified in our Second Amended and Restated Registration Rights Agreement.

Employment Agreements

Marc Eisenberg.  On February 21, 2008, we entered into an employment agreement with Marc Eisenberg to serve as our Chief Executive Officer effective as of March 31, 2008. Upon its effectiveness, the agreement superseded and replaced any prior employment agreements with Marc Eisenberg (except for any of his obligations applicable to the period prior to March 31, 2008) and expires on December 31, 2010, unless terminated earlier pursuant to the terms of the agreement. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Eisenberg will continue to be employed on an “at will” basis.

The agreement provides for an annual base salary of $365,000. In addition to his salary, Mr. Eisenberg is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Eisenberg is eligible to receive a bonus, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 140%) dependent upon achieving 90% to 133% of certain performance targets established each year by the board of directors. No annual incentive bonus would be paid under the agreement relating to certain operational and financial performance targets unless at least 90% of the applicable performance targets established by the Compensation Committee for that fiscal year are met or exceeded. Mr. Eisenberg will be entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under the agreement, we issued to Mr. Eisenberg on March 31, 2008 an award of 425,000 time-based SAR awards. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares of common stock, as the Compensation Committee may determine. The time-based SAR awards have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 125,000 SARs vested on December 31, 2008, 150,000 SARs will vest on December 31, 2009 and 150,000 SARs will vest on December 31, 2010.

In addition, under his previous employment agreement, we issued Mr. Eisenberg awards consisting of 224,000 RSUs and 130,000 SARs in October 2006. The RSUs will be payable only in shares of our common stock and the SARs have a base price equal to $11.00 per share, (the initial public offering price of our common stock in November 2006). One half of the RSUs consist of time-based awards that vested in three equal installments on January 1, 2007 and 2008 and 2009. The remaining RSUs and all the SARs consist of performance-based awards which vest in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal years 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee.

In March 2009, our Compensation Committee determined that Mr. Eisenberg’s performance-based annual incentive awards relating to (1) fiscal year 2008 target adjusted EBITDA had been earned based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues were earned by Mr. Eisenberg at a 93.5% payout based on achieving 99% of the target amount during 2008, (3) certain fiscal year 2008 operational targets were earned based on achieving the targets during 2008, (4) fiscal year 2008 target net satellite subscriber additions were not earned based on not achieving at least 90% of the target during 2008 and (5) fiscal year 2008 target net terrestrial subscriber additions were not earned based on not achieving at lease 90% of the target during 2008.

In March 2009, our Compensation Committee determined that both the performance-based SAR and RSU awards granted to Mr. Eisenberg relating to (1) fiscal year 2008 target adjusted EBITDA vested based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues vested at a 93.5% level based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008 and (4) fiscal year 2008 target net terrestrial subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008.

If Mr. Eisenberg’s employment is terminated by us without “cause” (as defined in the agreement) or by him due to a material change in his status, title, position or scope of authority or responsibility during the term of the agreement, or any extension thereof, he is entitled to continue to receive his base salary and continued health insurance coverage for one year immediately following such termination. Mr. Eisenberg’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of employment following a “change of control” (as defined in the agreement), Mr. Eisenberg will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the agreement; provided that if the “change of control” transaction occurs, then the length of the severance period during which Mr. Eisenberg receives continued base salary and coverage under our health insurance plan will be the longer of one year immediately following the employment termination date or the remainder of the term of the agreement at the time the employment termination occurs.

Robert G. Costantini.  On February 21, 2008, we entered into an employment agreement with Robert G. Costantini, our Executive Vice President and Chief Financial Officer, effective as of March 31, 2008. Upon its effectiveness, the agreement superseded and replaced any previous employment agreements with Mr. Costantini (except for any of his obligations applicable to the period prior to March 31, 2008) and expires on December 31, 2010, unless terminated earlier pursuant to the terms of the agreement. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Costantini will continue to be employed on an “at will” basis.

The agreement provides for an annual base salary of $283,500. In addition to his salary, Mr. Costantini is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Costantini is eligible to receive a bonus, beginning with 2008 fiscal year, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 140%) dependent upon achieving 90% to 133% of certain performance targets established each year by the board of directors. No annual incentive bonus would be paid under the agreement relating to certain operational and financial performance targets unless at least 90% of the applicable performance targets established by the Compensation Committee for that fiscal year are met or exceeded. Mr. Costantini is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under the agreement, we issued to Mr. Costantini on March 31, 2008 an award consisting of 250,000 time-based SARs. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares of common stock, as the Compensation Committee may determine. The SARs have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 50,000 SARs vested on December 31, 2008, 100,000 SARs will vest on December 31, 2009 and 100,000 SARs will vest on December 31, 2010.

In addition, under his previous employment agreement, we issued to Mr. Costantini awards consisting of 23,333 RSUs and 133,333 SARs. The RSUs will be payable only in shares of our common stock and the SARs will have a base price equal to $11.00 per share, (the initial public offering price of our common stock in November, 2006). One half of the RSUs and one half of the SARs consist of time-based awards which vest in three equal installments on January 1, 2007, 2008 and 2009. The remaining RSUs and SARs consist of performance-based awards which vest in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal years 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee.

In March 2009, our Compensation Committee determined that Mr. Costantini’s performance-based annual incentive awards relating to (1) fiscal year 2008 target adjusted EBITDA had been earned based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues were earned by Mr. Costantini at a 93.5% payout based on achieving 99% of the target amount during 2008, (3) certain fiscal year 2008 operational target was earned based on achieving the target during 2008, (4) fiscal year 2008 target net satellite subscriber additions were not earned based on not achieving at least 90% of the target during 2008 and (5) fiscal year 2008 target net terrestrial subscriber additions were not earned based on not achieving at least 90% of the target during 2008.

In March 2009, our Compensation Committee determined that both the performance-based SAR and RSU awards granted to Mr. Costantini relating to (1) fiscal year 2008 target adjusted EBITDA vested based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues vested at a 93.5% level based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008 and (4) fiscal year 2008 target net terrestrial subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008.

If Mr. Costantini’s employment is terminated by us without “cause” (as defined in the agreement) or by him due to a material change in his status, title, position or scope of authority or responsibility during the term of the agreement, or any extension thereof, he is entitled to continue to receive his base salary and continued health insurance coverage for one year immediately following such termination. Mr. Costantini’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of his employment following a “change of control” (as defined in the agreement), Mr. Costantini will be entitled to the same post-employment payments as if his employment were terminated by the Company without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement; provided that if the “change of control” transaction occurs, then the length of the severance period during which Mr. Costantini receives continued base salary and coverage under our health insurance plan will be the longer of one year immediately following the employment termination date or the remainder of the term of the agreement at the time the employment termination occurs.

John J. Stolte, Jr.  On February 21, 2008, we entered into an employment agreement with John Stolte, to serve as our Executive Vice President — Technology and Operations, effective as of March 31, 2008. Upon its effectiveness, the agreement superseded and replaced any previous employment agreements with Mr. Stolte (except for any of his obligations applicable to the period prior to March 31, 2008) and expires on December 31, 2010, unless terminated earlier pursuant to its terms. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Stolte will continue to be employed on an “at will” basis.

Mr. Stolte’s agreement provides for an annual base salary of $236,250. In addition to his salary, Mr. Stolte is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Stolte is eligible to receive a bonus based on a percentage of his base salary (up to 75%) dependent upon achieving certain performance targets established each year by the board of directors. Mr. Stolte is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our executives are generally permitted to participate.

In addition, under the agreement, we issued to Mr. Stolte on March 31, 2008 an award consisting of 150,000 time-based SARs. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares of common stock, as the Compensation Committee may determine. The SARs have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 30,000 SARs vested on December 31, 2008, 60,000 SARs will vest on December 31, 2009 and 60,000 SARs will vest on December 31, 2010.

In addition, under his previous employment agreement, we issued to Mr. Stolte 121,333 RSUs. These RSUs will be payable only in shares of our common stock . One half of the RSUs consist of time-base awards that vested in three equal installments: the first two installments vested on May 21, 2008 and May 21, 2007 and the last installment vested on January 1, 2009. The remaining RSUs consist of performance-based awards which would vest based on achieving certain operational targets by specified dates.

In March 2009, the Compensation Committee determined that Mr. Stolte’s performance-based annual incentive awards relating to certain fiscal year 2008 operational targets were not earned based on not achieving the targets during 2008.

If Mr. Stolte’s employment is terminated by reason of his death or disability, or by us without “cause” (as defined in the agreement) during the term of the agreement, or any extension thereof, he or his estate is entitled to continue to receive his then current base salary for one year immediately following such termination. Mr. Stolte’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of his employment following a “change of control” (as defined in the agreement), Mr. Stolte will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the agreement.

Christian G. Le Brun.  On February 21, 2008, we entered into an employment agreement with Christian G. Le Brun to serve as our General Counsel and Executive Vice President effective as of March 31, 2008. The employment agreement expires on December 31, 2010 unless terminated earlier pursuant to the terms of the agreement. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Le Brun will continue to be employed on an “at will” basis.

Mr. Le Brun’s employment agreement provides for an annual base salary of $201,300. In addition to his salary, Mr. Le Brun is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Le Brun is eligible to receive a bonus based on a percentage of his base salary (up to 75%) dependent upon achieving certain performance targets established each year by the board of directors. Mr. Le Brun is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our executives are generally permitted to participate.

In addition, under Mr. Le Brun’s employment agreement, we issued on March 31, 2008 an award consisting of 150,000 time-based SARs. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares of common stock, as the Compensation Committee may determine. The SARs have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 30,000 SARs vested on December 31, 2008, 60,000 SARs will vest on December 31, 2009 and 60,000 SARs will vest on December 31, 2010.

In March 2009, our Compensation Committee determined that Mr. Le Brun’s performance-based annual incentive awards relating to (1) fiscal year 2008 target adjusted EBITDA had been earned based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues were earned by Mr. Le Brun at a 93.5% payout based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions were not earned based on not achieving at least 90% of the target during 2008, (4) fiscal year 2008 target net terrestrial subscriber additions were not earned based on not achieving at least 90% of the target during 2008 and (5) certain fiscal year 2008 operational targets were not earned based on not achieving the targets during 2008.

In March 2009, our Compensation Committee determined that Mr. Le Brun’s performance-based RSU awards relating to (1) fiscal year 2008 target adjusted EBITDA vested based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues vested at a 93.5% level based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008 and (4) fiscal year 2008 target net terrestrial additions lapsed unvested based on not achieving at least 90% of the target during 2008.

If Mr. Le Brun’s employment is terminated by us without “cause” (as defined in his agreement) during the term of the agreement, or any extension thereof, he is entitled to continue to receive his then current base salary for one year immediately following such termination. Mr. Le Brun’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of his employment following a “change of control” (as defined in his agreement), Mr. Le Brun will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the agreement.

Jerome B. Eisenberg.  On March 31, 2008, in connection with Jerome Eisenberg’s transition from Chairman and Chief Executive Officer to non-executive Chairman of the Board, we entered into an employment agreement with Mr. Eisenberg to be employed as a non-executive employee and to serve as our non-executive Chairman of the Board, effective as of March 31, 2008. Upon its effectiveness, the agreement supersedes and replaces any previous employment agreements with Mr. Eisenberg (except for any of his obligations applicable to the period prior to March 31, 2008) and expires on December 31, 2010, unless terminated earlier pursuant to the terms of the agreement. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Eisenberg will continue to be employed on an “at will” basis.

The agreement provides for an annual base salary of $217,750. Mr. Eisenberg also received under the terms of the agreement a one-time cash payment in January 2009, equal to $116,250, plus 4% interest, compounded monthly, beginning March 31, 2008, which payment was conditioned upon Mr. Eisenberg executing a release in favor of us. In addition, Mr. Eisenberg is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. For fiscal year 2008, Mr. Eisenberg is eligible to receive a pro rata bonus, payable in cash or cash equivalents, based on achievement of certain performance targets established by the board of directors or the Compensation Committee, equal to 25% of the bonus that would have been payable to him as Chief Executive Officer for fiscal year 2008 under his prior employment agreement that was superseded by the agreement. Pursuant to such prior employment agreement, Mr. Eisenberg would have been eligible to receive a bonus for fiscal year 2008 based on a percentage of his base salary as Chief Executive Officer (ranging from 18% to 140%) dependent upon achieving 90% to 133% of certain performance targets established by the board of directors or the Compensation Committee; provided that no annual bonus would have been payable to him unless at least 90% of the applicable operational and financial performance targets established by the board of directors or the Compensation Committee for fiscal year 2008 were met or exceeded or, for operational milestone targets, unless the operational milestone targets were achieved by the specified time. Under the agreement, Mr. Eisenberg’s bonus for fiscal year 2009 or any subsequent year is solely at the discretion of the board of directors and he is entitled to participate in any profit sharing and/or pension plan generally provided for our employees, and in any equity option plan or restricted equity plan established by us in which our employees are generally permitted to participate.

In addition, under the agreement, we issued to Mr. Eisenberg on March 31, 2008 an award of 100,000 time-based SARs. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares common stock, as the Compensation Committee may determine. The time-based SAR awards have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 50,000 SARs vested on December 31, 2008, 25,000 SARs will vest on December 31, 2009 and 25,000 SARs will vest on December 31, 2010.

In addition, under his previous employment agreement, we issued to Mr. Eisenberg awards consisting of 298,667 RSUs and 150,000 SARs in October 2006. The RSUs will be payable only in shares of our common stock and the SARs have a base price equal to $11.00 per share, (the initial public offering price of our common stock in November 2006). One half of the RSUs consist of time-based awards that vested in three equal installments on January 1, 2007, 2008 and 2009. The remaining RSUs and all the SARs consist of performance-based awards which vest in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal years 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee.

In March 2009, our Compensation Committee determined that Mr. Eisenberg’s performance-based annual incentive awards relating to (1) fiscal year 2008 target adjusted EBITDA had been earned based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues were earned by Mr. Eisenberg at a 93.5% payout based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions were not earned based on not achieving at least 90% of the target during 2008, (4) fiscal year 2008 target net terrestrial additions were not earned based on not achieving at least 90% of the target during 2008 and (5) certain fiscal year 2008 operational targets were not earned based on not achieving the targets during 2008.

In March 2009, our Compensation Committee determined that both the performance-based SAR and RSU awards granted to Mr. Eisenberg relating to (1) fiscal year 2008 target adjusted EBITDA vested based on achieving the target amount during 2008, (2) fiscal year 2008 target revenues vested at a 93.5% level based on achieving 99% of the target amount during 2008, (3) fiscal year 2008 target net satellite subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008 and (4) fiscal year 2008 target net terrestrial subscriber additions lapsed unvested based on not achieving at least 90% of the target during 2008.

If Mr. Eisenberg’s employment as a non-executive employee is terminated by us without “cause” (as defined in the agreement) on or before December 31, 2010 or by Mr. Eisenberg with “good reason” (as defined in the agreement and which includes, among other things, the failure of the board to nominate Mr. Eisenberg for election as Chairman of the Board in 2009 and the removal by the board of Mr. Eisenberg as Chairman of the Board for any reason other than “cause”) on or before December 31, 2010, he is entitled to continue to receive, as a severance payment, his base salary for the period equal to the greater of (1) one year following such termination and (2) the remaining term of the agreement, and continued health insurance coverage for one year immediately following such termination. Mr. Eisenberg’s post-termination payments are conditioned on his executing a release in favor of us. In addition, his employment agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Following a “change of control” (as defined in the agreement) occurring on or before December 31, 2010, if Mr. Eisenberg’s employment is thereafter terminated on or before December 31, 2010, then Mr. Eisenberg will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms, duties and responsibilities as under the agreement.

Indemnity Agreements

We have entered into indemnification agreements with each of our directors. In addition, we have entered into indemnification agreements with certain of our executive officers in their capacity as our executive officers and as directors of certain of our subsidiaries. Each indemnification agreement provides that we will, subject to certain exceptions, indemnify the indemnified person in respect of any and all expenses incurred as a result of any threatened, pending or completed action, suit or proceedings involving the indemnified person and relating to the indemnified person’s service as an executive officer or director of ours. We will also indemnify the indemnified person to the fullest extent as may be provided under the provisions of our By-Laws and Delaware law. The indemnification period lasts for as long as the indemnified person is an executive officer or director of ours and continues if the indemnified person is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitration, administrative or investigative, by reason of fact that the indemnified person was serving in such capacity. Upon request, we must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified under any provision of the indemnification agreement, our By-Laws, Delaware law or otherwise.

Policies and Procedures for Related Person Transactions

Pursuant to the Audit Committee’s charter and applicable NASDAQ rules, the Audit Committee is responsible for reviewing and approving all related party transactions (as defined by the NASDAQ rules).

POTENTIAL SERVICE PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following tables below reflect the amount of compensation payable to each Named Executive Officer in the event of termination of such executive’s employment or upon a change of control based on the applicable provisions of the Named Executive Officer’s employment agreement, stock option award agreements, RSU award agreements and SAR award agreements. The amount of compensation payable to each Named Executive Officer upon voluntary termination, termination without cause, change of control, disability or death is shown below for Messrs. M. Eisenberg, Costantini, Stolte, Le Brun and J. Eisenberg. All severance payments to the Named Executive Officers are conditioned on the execution of a release discharging the Company of any claims or liabilities in relation to the Named Executive Officer’s employment with the Company. The tables assume an effective date of a change of control and termination of employment on December 31, 2008 and the amount of compensation payable to each Named Executive Officer is based upon the employment agreement for such Named Executive Officer as in effect as of that date. See “Certain Relationships and Transactions with Related Persons — Employment Agreements” for descriptions of the employment agreements, as amended, currently in effect for our Named Executive Officers, which may provide for amounts different than those set forth in the following tables.

Change of Control Triggers

For the purposes of the severance payments, “change of control” means:

•	the Company’s merger or consolidation with another corporation or entity;

•	the Company’s transfer of all or substantially all of its assets to another person, corporation, or other entity; or

•	a sale of the Company’s stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of the Company immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by the Company of the Company’s stock or pursuant to any stock-based compensation plan of the Company).

For purposes of the stock option awards, a “change of control” means the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions, of:

•	ownership of more than 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally; or

•	all or substantially all of the direct and indirect assets of the Company and its subsidiaries, other than by a person, firm, entity or group, which together with its affiliates, prior to such purchase or other acquisition, owned at least 50% of the outstanding common equity of the Company.

For purposes of the RSU awards and SAR awards, “change of control” means a “change in control event” that meets the requirements of Section 409A of the Code, as amended from time to time, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

Post-Termination Covenants

The RSU awards and SAR awards are subject to a non-competition provision restricting the Named Executive Officer’s employment with a competitor for six months following termination. The RSU awards and SAR awards are also subject to a non-solicitation provision restricting the Named Executive Officer from soliciting certain business or the recruiting certain of the Company’s employees for one year following termination. If the Company determines that the Named Executive Officer violated these provisions of the RSU award or SAR award, the Named Executive Officer will forfeit all rights to any RSUs or SARs under the awards and will have to return to the Company the value of any RSUs or SARs awarded to the Named Executive Officer by the Company. The Named Executive Officers are also subject to post-termination non-competition, non-solicitation and confidentiality provisions in their employment agreements. See “Certain Relationships and Transactions with Related Persons — Employment Agreements”.

Marc Eisenberg

	Voluntary
	Termination
Executive Payments	With Good	Termination	For Cause	Change in
Upon Termination	Reason(1)	Without Cause(1)	Termination(1)	Control(1)

Severance payments(2)	$371,091	$371,091	$—	$742,182
Time-based RSUs (unvested and accelerated)(3)	—	—	—	80,641
Time-based SARs (unvested and accelerated)(4)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	80,641
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2008.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment is involuntarily terminated without cause by the Company or he voluntarily terminates his employment due to a change in material status his employment is not continued on substantially equivalent economic terms, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates representing a benefit valued at $6,091 at December 31, 2008. In the event Mr. Eisenberg’s employment is terminated following a change of control, he will be entitled to continued base salary and health insurance coverage for the longer of one year following the termination date or the remaining term of the agreement at the time of termination.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2008, he had 37,334 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008.

(4)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2008, he had 300,000 unvested time-based SARs. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base price of $4.96 per share.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2008, he had 37,334 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008. These performance-based RSUs relate to fiscal year 2008 performance targets established by the board of directors or the Compensation Committee in 2008, of which, 27,593 performance-based RSUs vested in March 2009 and the remaining 9,941 performance-based RSUs lapsed unvested in March 2009 as a result of specified performance targets for 2008 not being achieved.

(6)	Performance-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2008, he had 43,334 unvested performance-based SAR awards. These performance-based SAR awards relate to fiscal year 2008 performance established by the board of directors or the Compensation Committee in 2008. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base price of $11.00 per share.

Robert Costantini

	Voluntary
	Termination	Termination
Executive Payments	With Good	Without	For Cause	Change in
Upon Termination	Reason(1)	Cause(1)	Termination(1)	Control(1)

Severance payments(2)	$289,611	$289,611	$—	$579,222
Time-based RSUs (unvested and accelerated)(3)	—	—	—	138,000
Time-based SARs (unvested and accelerated)(4)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	8,400
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2008.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Costantini’s employment is involuntarily terminated without cause by the Company or he voluntarily terminates his employment due to a change in material status his employment is not continued on substantially equivalent economic terms, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates representing a benefit valued at $6,111 at December 31, 2008. In the event Mr. Costantini’s employment is terminated following a change of control, he will be entitled to continued base salary and health insurance coverage for the longer of one year following the termination date or the remaining term of the agreement at the time of termination.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2008, he had 63,889 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008.

(4)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2008, he had 222,223 unvested time-based SARs. The potential amounts earned by Mr. Costantini as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base prices of $11.00 and $4.96 per share.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2008, he had 3,889 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008. These performance-based RSUs relate to fiscal year 2008 performance established by the board of directors or the Compensation Committee in 2008, of which, 2,853 performance-based RSUs vested in March 2009 and the remaining 1,036 performance-based RSUs lapsed unvested in March 2009 as a result of specified performance targets for 2009 not being achieved.

(6)	Performance-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2008, he had 22,222 unvested performance-based SAR awards. These performance-based SAR awards relate to fiscal year 2008 performance targets established by the board of directors or the Compensation Committee in 2008. The potential amounts earned by Mr. Costantini as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base price of $11.00 per share.

John J. Stolte, Jr.

		Termination
Executive Payments	Voluntary	Without	For Cause	Change in
Upon Termination	Termination(1)	Cause(1)	Termination(1)	Control(1)	Death(1)	Disability(1)

Severance payments(2)	$—	$236,250	$—	$236,250	$236,250	$236,250
Time-based RSUs (unvested and accelerated)(3)	—	—	—	43,682	—	—
Time-based SARs (unvested and accelerated)(4)	—	—	—	—	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2008.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Stolte’s employment is (a) involuntarily terminated without cause by the Company, (b) terminated due to death or disability or (c) not continued on substantially equivalent terms following a change of control, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2008, he had 20,223 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008.

(4)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2008, he had 120,000 unvested time-based SARs. The potential amounts earned by Mr. Stolte as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base price of $4.96 per share.

Christian G. Le Brun

Executive Payments	Voluntary	Termination	For Cause	Change in
Upon Termination	Termination(1)	Without Cause(1)	Termination(1)	Control(1)

Severance payments(2)	$—	$201,300	$—	$201,300
Stock options (unvested and accelerated)(3)				—
Time-based RSUs (unvested and accelerated)(4)	—	—	—	10,801
Time-based SARs (unvested and accelerated)(5)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(6)	—	—	—	10,801

(1)	Assumes an effective date of a change of control or termination on December 31, 2008.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Le Brun’s employment is involuntarily terminated without cause he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. In the event Mr. Le Brun’s employment is terminated following a change of control, he will be entitled to the same severance payments as described above.

(3)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun will be entitled to immediate vesting of all unvested stock options. As of December 31, 2008, Mr. Le Brun had 2,048 unvested stock options with an exercise price of $4.88 per share. The potential amounts earned by Mr. Le Brun as a result of the immediate vesting of the stock option award following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the stock option base price of $4.88 per share.

(4)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2008, he had 4,667 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008.

(5)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting on all unvested time-based SAR awards. As of December 31, 2008, he had 120,000 unvested time-based SARs. The potential amounts earned by Mr. Le Brun as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base price of $4.96 per share.

(6)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting of all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2008, he had 4,667 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008. These performance-based RSUs relate to fiscal year 2008 performance targets established by the board of directors or the Compensation Committee in 2008, of which 3,425 performance-based RSUs vested in March 2009 and the remaining 1,242 performance-based RSUs lapsed unvested in March 2009 as a result of specified performance targets for 2008 not being achieved.

Jerome B. Eisenberg

	Voluntary
	Termination
Executive Payments	With Good	Termination	For Cause	Change in
Upon Termination	Reason(1)	Without Cause(1)	Termination(1)	Control(1)

Severance payments — Termination as a non-executive employee or Chairman of the Board(2)	$443,570	$443,570	$—	$443,570
Time-based RSUs (unvested and accelerated)(3)	—	—	—	107,520
Time-based SARS (unvested and accelerated)(4)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	107,520
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2008.

(2)	Severance Payments. Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment is involuntarily terminated without cause by the Company or he terminates his employment with good reason he would be entitled to his base salary for the period equal to the greater of (1) one year following such termination and (2) the remaining term of his employment agreement payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates representing a benefit valued at $4,285 at December 31, 2008. In the event Mr. Eisenberg’s employment is terminated following a change of control, he will be entitled to the same severance payments and health insurance coverage as described above.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2008, he had 49,778 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008.

(4)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2008, he had 50,000 unvested time-based SARs. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base price of $4.96 per share

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2008, he had 49,778 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008. These performance-based RSUs relate to fiscal year 2008 performance targets established by the board of directors or the Compensation Committee in 2008, of which, 36,525 performance-based RSUs vested in March 2009 and the remaining 13,253 performance-based RSUs lapsed unvested in March 2009 as a result of specified performance targets for 2008 not being fully achieved.

(6)	Performance-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2008, he had 50,000 unvested performance-based SAR awards. These performance-based SAR awards relate to fiscal year 2008 performance targets established by the board of directors or the Compensation Committee in 2008. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base price of $11.00 per share.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has appointed the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, subject to the ratification of the shareholders. D&T has acted as our independent registered public accounting firm since 2005.

Before the Audit Committee appointed D&T, it carefully considered the independence and qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. We expect that representatives of D&T will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Principal Accountant Fees

The following table sets forth the aggregate fees for professional services provided by D&T for the fiscal years ended December 31, 2008 and 2007 all of which were approved by the Audit Committee:

	Year Ended
	December 31,
	2008	2007

Audit Fees	$1,135,101	$1,065,066
Audit-Related Fees	—	160,452
Tax Fees	—	—
All Other Fees	2,000	2,000

Total	$1,137,101	$1,227,518

Audit Fees.  Consisted principally of fees for professional services for the audit of the Company’s annual financial statements and internal control over financial reporting and the reviews of the Company’s quarterly financial statements for fiscal year 2008 and 2007.

Audit-Related Fees.  Consisted of professional fees associated with our secondary offering in 2007.

All Other Fees.  Represents fees for subscription services to professional literature databases.

There were no tax services provided by D&T in fiscal years 2008 and 2007.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment and compensation of, and oversight of the work performed by, our independent registered public accounting firm. The Audit Committee pre-approves all audit (including audit-related) services and permitted non-audit services provided by our independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the annual audit to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. The Chief Financial Officer reports to the Audit Committee regarding the aggregate fees charged by our independent registered public accounting firm compared to the pre-approved amounts.

The board of directors recommends that you vote “FOR” the proposal to ratify the appointment of D&T as our independent registered public accounting firm, which is presented as Proposal 2.

SHAREHOLDER PROPOSAL REQUESTING US TO DECLASSIFY THE BOARD (PROPOSAL 3)

John and Ellen Levinson have notified the Company that they intend to introduce the following resolution (designated as Proposal 3) at the Annual Meeting:

“RESOLUTION: That the shareholders of ORBCOMM Inc. requests its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all
Directors stand for election annually. The Board declassification shall be completed in a matter that does not affect the unexpired terms of the previously-elected directors.”

The Board of Directors Recommends A Vote Against This Proposal

The board of directors has given careful consideration to the shareholder proposal requiring that all members of the Board be elected annually. The Board has determined after careful review that this proposal is not in the best interest of the Company or its shareholders at this time, and recommends that you vote against it.

ORBCOMM currently has three classes of directors with members of each class serving three-year terms. The directors are grouped into three classes approximately equal in number and serve staggered three-year terms. Thus, each year approximately one-third of the Board is up for election.

Protection Against Unfair Takeover Tactics.  The Board believes that the classified board structure enhances the Board’s ability to negotiate the best results for the shareholders in an unsolicited takeover situation. Absent a classified board, a potential acquirer could gain control of the Company by replacing a majority of the Board (if not the entire Board) with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast. With a classified board of directors, potential acquirers are more likely to negotiate with the Board. A classified board structure is generally designed to require at least two annual meetings before shareholders can effect a change in control of the board by a plurality vote. This two-year period to effect a change of control of the Board creates an incentive for any potential acquirer to negotiate with the Board to seek to expedite any transaction. In addition, this structure should give the Board the time and leverage necessary to negotiate on behalf of shareholders, to evaluate the adequacy and fairness of any takeover proposal, and to consider alternative methods of maximizing shareholder value. We believe this negotiating ability is very important to ensure that shareholder value is maximized in the short term.

Enhances Independence.  It is also the Board’s opinion that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors. The Board believes that having a three-year term permits Directors to act independently and on behalf of shareholders without worrying about whether they will be re-nominated by the other members of the Board each year. The Board believes that three-year terms allow the Company to attract director candidates who are interested in making a long-term commitment to the Company.

Experience and Industry Knowledge.  The Board believes that the classified board ensures that the majority of directors will always have prior experience as directors of the Company. The Board believes that a classified board is best suited to maximize both short and long-term shareholder value. Directors with meaningful tenure are able to provide valuable insight into the rationale and historical context for past decisions and strategies. For instance, continuity on the Board is critical to developing, refining and executing our long-term strategic goals. The Board also believes that continuity provides directors with a historical perspective of the Company’s business and products and enhances its ability to make fundamental decisions that are best for ORBCOMM — decisions on strategic transactions, significant capital commitments and careful deployment of financial and other resources.

Accountability to Shareholders.  The Board does not believe that the benefits of the current classified board are achieved at the cost of a failure of accountability to shareholders. All directors are required by law to uphold their fiduciary responsibility to the Company’s shareholders regardless of their term of office. In addition, the corporate governance requirements under the Sarbanes-Oxley Act of 2002 and The NASDAQ Stock Market’s rules significantly increase the Board’s responsibilities to our shareholders. Moreover, the Board represents approximately 18% of the outstanding shares of our common stock (exclusive of stock options and other common stock equivalents).

Effect of Proposal.  Approval by our shareholders of Proposal 3 will not, by itself, declassify the Board. The elimination of the classification structure of our Board can only be accomplished through an amendment to our Certificate of Incorporation, which would require that the Board approve such an amendment and then submit the amendment to the shareholders for approval. A vote of 66 2/3% of the issued and outstanding shares of the Company in favor of such an amendment would then be required for the shareholders to adopt the amendment.

The Board, in exercising its fiduciary duties, must independently consider whether it would be in the best interest of the Company to declassify the Board. The Board’s conclusion is that declassifying the Board at this time would not be in the best interest of shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

OTHER MATTERS

Other than the shareholder proposal requesting us to declassify the board of directors, the board of directors is not aware of any other matters to be presented for action by the shareholders at the Annual Meeting. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2009 Annual Meeting of Shareholders properly come before the meeting, proxies in the accompanying form will be voted in accordance with the best judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and NASDAQ.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements under Section 16(a) during fiscal year 2008, other than Mr. Stolte who filed a late Form 4 to report the sale of shares of common stock in May 2008 and Mr. J. Eisenberg who filed a late Form 4 to report the exercise of warrants in March 2008.

ANNUAL REPORT

Our Annual Report to Shareholders, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended December 31, 2008, was sent or made available to shareholders with this proxy statement. A copy of our Annual Report to Shareholders is also available on the internet at [http://www.orbcomm.com].

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2010

To be eligible for inclusion in our proxy statement and the proxy card pursuant to Rule 14a-8, shareholder proposals for the 2010 Annual Meeting of Shareholders must be received on or before [          ], 2009 by the Office of the Secretary at our headquarters, 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Office of the Secretary at the above address by [          ], 2009. If the proposal is not “timely” within the meaning of Rule 14a-4(e), the proxies solicited by us for the 2010 Annual Meeting of Shareholders may confer discretionary authority to us on such proposal. In addition, our By-Laws require a shareholder desiring to propose any matter for consideration of the shareholders at the 2010 Annual Meeting of Shareholders or to nominate an individual to our board of directors to notify the Office of the Secretary in writing at the address above on or after [          ], 2010 and on or before [          ], 2010. If the number of directors to be elected to the board at the 2010 Annual Meeting of Shareholders is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the board on or before [          ], 2010, a shareholder proposal with respect to nominees for any new position created by such increase will be considered timely if received at the Office of the Secretary not later than the tenth day following our public announcement of the increase.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION OF PROXIES

Under applicable SEC regulations, members of the Company’s board of directors are “participants” and certain executive officers and employees may be deemed to be “participants” in the Company’s solicitation of proxies in connection with the Annual Meeting. Certain required information regarding these “participants” is set forth in Annex A to this proxy statement.

COST OF SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, via the internet or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies. As a result of the potential proxy solicitation by Mr. Levinson, we may incur additional costs in connection with our solicitation of proxies. We have hired Morrow & Co., LLC (Morrow), 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies for a fee of up to $[ • ] plus out-of-pocket expenses. Morrow expects that approximately 25 of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from shareholders this year will exceed those normally spent for an annual meeting of shareholders. Such costs are expected to aggregate approximately $[ • ]. These additional solicitation costs are expected to include the fee payable to our proxy solicitor; fees of outside counsel to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, as described above; and possibly the costs of retaining an independent inspector of election. To date, we have incurred approximately $[ • ] of these solicitation costs.

Annex A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board of Directors, the Board’s nominees, and certain executive officers and other employees of Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the names and business addresses of the Company’s directors and nominees who are “participants,” as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors and nominees is carried on. The principal occupations or employment of the Company’s directors and nominees who are “participants” are set forth under “Proposal 1 — Election of Directors” in this Proxy Statement.

Name	Business Address

Didier Delepine	32 Winthrop Street, Charlestown, MA 02129
Jerome B. Eisenberg	2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024
Marc J. Eisenberg	2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024
Marco Fuchs	OHB Technology Universitatsallee 29 28359 Bremen Germany
Hans E. W. Hoffmann	Weissdornpfad 16A 28335 Bremen Germany
Timothy Kelleher	PCG Capital Partners 1200, Prospect Street, Suite 200, La Jolla, CA 92037
John Major	MTSG, PO Box 27, 16720 Las Cuestas, Rancho Santa Fe, CA 92067
Gary H. Ritondaro	Lodgenet Interactive Corporation, 3900 West Innovation Street, Sioux Falls, SD 57101-7002

Officers and Other Employees

The following table sets forth the name and principal occupation of the Company’s executive officers and employees who are “participants.” The principal business address of each such person is c/o ORBCOMM Inc., 2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024.

Name	Principal Occupation

Marc J. Eisenberg	President and Chief Executive Officer
Robert G. Costantini	Executive Vice President and Chief Financial Officer
John J. Stolte Jr.	Executive Vice President — Technology and Operations
Christian G. Le Brun	Executive Vice President and General Counsel
Lucas Binder	VP, Business Development & Investor Relations

Information Regarding Ownership of the Company’s Securities by Participants

Except as described in this Annex A or this Proxy Statement, none of the persons listed above under “Directors and Nominees” or “Officers and Other Employees” owns any Company securities of record which they do not own beneficially. The number of shares of common stock held by directors, director nominees and the named officers as of April 2, 2009, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement. The number of Company securities held by Lucas Binder is set forth below.

Name	Shares of Common Stock Owned

Lucas Binder	18,606

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales during the past two years of the Company’s securities by the persons listed above under “Directors and Nominees” and “Officers and Other Employees.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Common Stock Purchased or Sold (April 2, 2007 through April 2, 2009)

		Number of Shares,
		Stock Options, Warrants,
		RSUs, SARs Acquired or
Name	Date	(Disposed of)	Notes

Jerome B. Eisenberg	4/2/2007	43,307	(1)
Jerome B. Eisenberg	5/24/2007	(235,288)	(2)
Jerome B. Eisenberg	5/29/2007	(69,477)	(2)
Jerome B. Eisenberg	10/5/2007	10,490	(3)
Jerome B. Eisenberg	1/1/2008	49,778	(1)
Jerome B. Eisenberg	3/6/2008	14,933	(1)
Jerome B. Eisenberg	3/6/2008	11,801	(3)
Jerome B. Eisenberg	3/6/2008	49,778	(4)
Jerome B. Eisenberg	3/6/2008	50,000	(5)
Jerome B. Eisenberg	3/12/2008	3,000	(1)
Jerome B. Eisenberg	3/31/2008	100,000	(5)
Jerome B. Eisenberg	5/14/2008	5,581	(3)
Jerome B. Eisenberg	9/5/2008	15,983	(3)
Jerome B. Eisenberg	12/2/2008	23,250	(6)
Jerome B. Eisenberg	12/3/2008	26,599	(6)
Jerome B. Eisenberg	12/4/2008	151	(6)
Jerome B. Eisenberg	1/1/2009	49,778	(1)
Jerome B. Eisenberg	3/16/2009	36,525	(1)
Marco Fuchs	5/24/2007	(465,885)	(2)
Marco Fuchs	5/29/2007	(137,551)	(2)
Marco Fuchs	6/4/2007	86,541	(3)
Marco Fuchs	6/4/2007	(13,016)	(7)
Didier Delepine	5/11/2007	1,850	(4)
Didier Delepine	12/31/2007	1,850	(1)
Didier Delepine	2/29/2008	5,263	(4)
Didier Delepine	1/1/2009	5,263	(1)
Didier Delepine	2/2/2009	19,355	(4)
Hans E. W. Hoffman	5/11/2007	1,850	(4)
Hans E. W. Hoffman	5/24/2007	(7,163)	(2)
Hans E. W. Hoffman	6/27/2007	16,667	(8)
Hans E. W. Hoffman	6/27/2007	(2,783)	(9)
Hans E. W. Hoffman	12/31/2007	1,850	(1)
Hans E. W. Hoffman	2/29/2008	5,263	(4)
Hans E. W. Hoffman	1/1/2009	5,263	(1)
Hans E. W. Hoffman	2/2/2009	19,355	(4)

		Number of Shares,
		Stock Options, Warrants,
		RSUs, SARs Acquired or
Name	Date	(Disposed of)	Notes

Gary H. Ritondaro	5/11/2007	1,850	(4)
Gary H. Ritondaro	12/31/2007	1,850	(1)
Gary H. Ritondaro	2/29/2008	5,263	(4)
Gary H. Ritondaro	1/1/2009	5,263	(1)
Gary H. Ritondaro	2/2/2009	19,355	(4)
Timothy Kelleher	5/24/2007	(855,271)	(2)
Timothy Kelleher	5/29/2007	(252,498)	(2)
John Major	5/11/2007	1,850	(4)
John Major	12/31/2007	1,850	(1)
John Major	2/29/2008	5,263	(4)
John Major	1/1/2009	5,263	(1)
John Major	2/2/2009	19,355	(4)
Marc J. Eisenberg	4/2/2007	31,025	(1)
Marc J. Eisenberg	5/2/2007	7,868	(3)
Marc J. Eisenberg	5/2/2007	(1,450)	(10)
Marc J. Eisenberg	5/24/2007	(69,106)	(2)
Marc J. Eisenberg	5/29/2007	(20,401)	(2)
Marc J. Eisenberg	5/30/2007	20,000	(8)
Marc J. Eisenberg	5/30/2007	(8,543)	(9)
Marc J. Eisenberg	1/1/2008	37,333	(1)
Marc J. Eisenberg	3/6/2008	13,067	(1)
Marc J. Eisenberg	3/6/2008	43,334	(5)
Marc J. Eisenberg	3/6/2008	37,334	(4)
Marc J. Eisenberg	3/12/2008	8,000	(1)
Marc J. Eisenberg	3/31/2008	425,000	(5)
Marc J. Eisenberg	12/2/2008	15,000	(6)
Marc J. Eisenberg	1/1/2009	37,334	(1)
Marc J. Eisenberg	3/16/2009	27,393	(1)
Robert Costantini	4/2/2007	3,889	(1)
Robert Costantini	5/24/2007	(7,778)	(2)
Robert Costantini	1/1/2008	3,889	(1)
Robert Costantini	2/29/2008	100,000	(4)
Robert Costantini	3/6/2008	3,889	(4)
Robert Costantini	3/6/2008	2,528	(2)
Robert Costantini	3/31/2008	250,000	(5)
Robert Costantini	12/31/2008	40,000	(1)
Robert Costantini	1/1/2009	3,889	(1)
Robert Costantini	3/16/2009	2,853	(1)
John J. Stolte Jr.	5/21/2007	35,389	(1)
John J. Stolte Jr.	5/24/2007	(13,870)	(2)
John J. Stolte Jr.	5/29/2007	(4,094)	(2)
John J. Stolte Jr.	9/10/2007	(4,357)	(11)

		Number of Shares,
		Stock Options, Warrants,
		RSUs, SARs Acquired or
Name	Date	(Disposed of)	Notes

John J. Stolte Jr.	9/11/2007	(4,356)	(11)
John J. Stolte Jr.	9/12/2007	(4,356)	(11)
John J. Stolte Jr.	9/13/2007	(4,356)	(11)
John J. Stolte Jr.	3/31/2008	150,000	(5)
John J. Stolte Jr.	5/21/2008	20,222	(1)
John J. Stolte Jr.	5/22/2008	(6,625)	(12)
John J. Stolte Jr.	1/1/2009	20,223	(1)
Christian G. Le Brun	4/2/2007	4,061	(1)
Christian G. Le Brun	5/24/2007	(8,727)	(2)
Christian G. Le Brun	1/1/2008	4,667	(1)
Christian G. Le Brun	3/6/2008	2,333	(1)
Christian G. Le Brun	3/6/2008	4,667	(4)
Christian G. Le Brun	3/31/2008	150,000	(5)
Christian G. Le Brun	12/4/2008	10,000	(6)
Christian G. Le Brun	1/1/2009	4,667	(1)
Christian G. Le Brun	3/16/2009	3,425	(1)
Lucas Binder	5/15/2008	1,000	(6)
Lucas Binder	5/21/2008	1,000	(6)
Lucas Binder	6/5/2008	1,000	(6)
Lucas Binder	6/5/2008	600	(6)
Lucas Binder	6/19/2008	1,000	(6)
Lucas Binder	7/14/2008	45,000	(4)
Lucas Binder	7/14/2008	15,000	(5)
Lucas Binder	12/4/2008	2,000	(6)
Lucas Binder	12/4/2008	1,000	(6)
Lucas Binder	12/4/2008	1,000	(6)
Lucas Binder	12/4/2008	400	(6)
Lucas Binder	12/4/2008	100	(6)

(1)	Represents shares acquired upon the conversion of Restricted Stock Units.

(2)	Represents shares sold pursuant to secondary public offering.

(3)	Represents shares acquired upon the exercise of warrants.

(4)	Represents a Restricted Stock Unit grant.

(5)	Represents a Stock Appreciation Right grant.

(6)	Represents open market purchase.

(7)	Represents shares delivered in payment of the exercise price due upon the exercise of warrants.

(8)	Represents shares acquired upon the exercise of non-qualified stock options.

(9)	Represents shares delivered in payment of the exercise price due upon the exercise of non-qualified stock options.

(10)	Represents shares delivered in payment of the exercise price due upon the exercise of warrants.

(11)	Represents shares sold on the open market.

(12)	Represents shares withheld as payment of tax withholding required upon conversion of Restricted Stock Units.

Miscellaneous Information Concerning Participants

Except as described in this Annex A or this Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since January 1, 2008, or has knowledge of any current proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or this Proxy Statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Annex A or this Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or this Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2008 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Annex A or this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

ADMISSION TO THE 2009 ANNUAL MEETING
     An admission ticket (or other proof of stock ownership) and proper identification will be required for admission to the Annual Meeting of Shareholders on May [•], 2009. Admission tickets are printed on the outside back cover of this proxy statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of the April 2, 2009 record date.
Notice: If you plan on attending the 2009 Annual Meeting,
please cut out and use the admission ticket(s) below.
No admission will be granted without an admission ticket.
Annual Meeting of Shareholders
May [•], 2009, 10:00 a.m. (local time)
[Meeting Location and Telephone #]
PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET	ADMISSION TICKET

ORBCOMM Inc.	ORBCOMM Inc.

2009 Annual Meeting of Shareholders	2009 Annual Meeting of Shareholders

[Meeting Location and Telephone #]	[Meeting Location and Telephone #]

May [•], 2009	May [•], 2009

10:00 a.m. (local time)	10:00 a.m. (local time)

Admit ONE	Admit ONE

PRELIMINARY PROXY MATERIAL – SUBJECT TO COMPLETION
WHITE PROXY
ORBCOMM INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on May [ ], 2009
This Proxy is Solicited on behalf of the Board of Directors of ORBCOMM Inc.
The undersigned shareholder of ORBCOMM Inc. (“ORBCOMM”) hereby appoints Marc Eisenberg and Christian G. Le Brun and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of common stock of ORBCOMM held of record by the undersigned on April 2, 2009 at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held in [location], on May [___], 2009 at 10:00 a.m., local time, and at any and all adjournments, postponements or delays thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April [___], 2009, receipt of which is hereby acknowledged.
The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of ORBCOMM held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.
Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. PROXIES WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED OR IN THE ABSENCE OF INSTRUCTIONS, WILL BE VOTED FOR EACH OF THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
YOUR VOTE IS IMPORTANT
VOTE BY INTERNET OR TELEPHONE
AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK
Internet and telephone voting is available through [11:59 P.M.] Eastern Time on May [___], 2009

INTERNET [ ] Use the internet to vote your proxy. Have your proxy card in hand when you access the website and follow the instructions.	OR	TELEPHONE [ - - ] Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call and follow the instructions.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May [ ], 2009
You may obtain copies of the Proxy Statement and Annual Report on the internet at www.orbcomm.com[/folder]
If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.
TO VOTE BY MAIL, MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.
(Continued and to be signed on the reverse side)
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS , “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.	Please mark vote as indicated in this example	☒
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

					FOR	AGAINST	ABSTAIN
	1. Election of Directors (check one box only):		2.	Ratification of Deloitte & Touche LLP as Independent Registered Public	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:		Accounting Firm.
01 - Jerome B. Eisenberg
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	02 - Marco Fuchs	3.	Shareholder Proposal Requesting Us to Declassify the Board of Directors.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponements, adjournments or delays thereof.
☐	FOR ALL EXCEPT (See instructions below)

				If you plan to attend the Annual Meeting, please mark the WILL ATTEND box:	WILL ATTEND ☐

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below:

Date:	, 2009

Signature

Signature (if held jointly)

Title

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID
ENVELOPE.